SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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Bristol-Myers Squibb Company

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March 22, 2007

NOTICE OF 2007 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 1, 2007 AT 10:00 A.M. HOTEL DU PONT 11TH AND MARKET STREETS WILMINGTON DELAWARE

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 1, 2007, at 10:00 a.m.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be the election of directors, the ratification of the appointment of an independent registered public accounting firm, the approval of the company’s 2007 Stock Award and Incentive Plan and Senior Executive Performance Incentive Plan and the consideration of three stockholder proposals. We will also review the status of the company’s business at the meeting.

Robert E. Allen and Vance D. Coffman will retire from the Board of Directors at this Annual Meeting and Peter R. Dolan resigned from the Board in September 2006. We thank them for their dedicated service to Bristol-Myers Squibb and wish them well. We also welcome Vicki L. Sato, Ph.D., R. Sanders Williams, M.D. and Michael Grobstein to the Board.

Last year, over 88% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process.

Admission to the Annual Meeting will be by ticket only. Please bring photo identification. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

	JAMES D. ROBINSON III	JAMES M. CORNELIUS
	Chairman of the Board	Chief Executive Officer

345 Park Avenue

New York, New York 10154-0037

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders will be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 1, 2007, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

•	to elect nine directors of the Board of Directors, each for a term of one year;

•	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2007;

•	to approve the company’s 2007 Stock Award and Incentive Plan;

•	to approve the company’s Senior Executive Performance Incentive Plan;

•	to consider three stockholder proposals, if presented at the meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record of our company’s common and preferred stock at the close of business on March 5, 2007, will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG

General Counsel and Secretary

Dated: March 22, 2007

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important.

If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting.

To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1)	GO TO THE WEBSITE shown on your proxy card and vote via the Internet;

OR

(2)	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is toll-free in the United States);

OR

(3)	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This Proxy Statement and the 2006 Annual Report are available on Bristol-Myers Squibb’s Internet site at www.bms.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save Bristol-Myers Squibb the cost of production and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Bristol-Myers Squibb stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access Bristol-Myers Squibb’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

PROXY STATEMENT

DIRECTIONS TO THE HOTEL DUPONT	Inside Back Cover

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This Proxy Statement is being sent to all stockholders of record as of the close of business on March 5, 2007 for delivery beginning March 22, 2007 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 1, 2007. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who can attend the Annual Meeting?

Only stockholders of Bristol-Myers Squibb as of the record date, March 5, 2007, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photo identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment, and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. The Hotel duPont is accessible to disabled persons and, upon request, wireless headsets for hearing amplification will be provided.

How do I receive an admission ticket?

If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket can be detached from the top portion of the proxy card.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

Tickets may be issued to others at the discretion of the company.

Who is entitled to vote?

All holders of record of our company’s $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 5, 2007 will be entitled to vote at the 2007 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your proxy in one of the following manners:

(i)	via Internet;

(ii)	by telephone;

(iii)	by mail; or

(iv)	in person at the Annual Meeting.

Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the company expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website indicated on the enclosed form and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope. If you wish to vote in person, you can vote the proxy in person at the Annual Meeting.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

If you do not direct your broker on how to vote the shares, under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors and the ratification of the appointment of the company’s independent registered public accounting firm because they are considered “discretionary” under the NYSE rules.

Under NYSE rules, the approval of the company’s 2007 Stock Award and Incentive Plan, the company’s Senior Executive Performance Incentive Plan and stockholder proposals are considered “non-discretionary” items, which means that your broker does not have the discretion to vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, the following items will be voted upon:

(i)	the election of nine directors to the Board, each for a term of one year;

(ii)	ratification of the appointment of the company’s independent registered public accounting firm;

(iii)	approval of the company’s 2007 Stock Award and Incentive Plan;

(iv)	approval of the company’s Senior Executive Performance Incentive Plan; and

(v)	the three stockholder proposals, if presented at the meeting.

Our Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote “FOR” each director, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007, “FOR” the approval of the company’s 2007 Stock Award and Incentive Plan, “FOR” the approval of the company’s Senior Executive Performance Incentive Plan and “AGAINST” each of the three stockholder proposals.

How many votes are needed to have the proposals pass?

A majority of votes cast at the meeting is required to elect directors. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast

“AGAINST” that director (with abstentions and broker non-votes not counted as a vote cast with respect to that director) in order for the director to be elected.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of the independent registered public accounting firm, the approval of the company’s 2007 Stock Award and Incentive Plan and Senior Executive Performance Incentive Plan and adoption of each of the three stockholder proposals. In determining whether a proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. Broker non-votes will not be counted as shares present and will have no effect on the outcome of the vote or any particular proposal, but may affect the approval of the company’s 2007 Stock Award and Incentive Plan and Senior Executive Performance Incentive Plan to the extent that the broker non-votes cause less than a majority of the outstanding shares to be voted on such matters.

How are the votes counted?

In accordance with the laws of the state of Delaware and our Restated Certificate of Incorporation and Bylaws, for the election of directors, the adoption of all management proposals and the adoption of all stockholder proposals, only proxies and ballots indicating votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals or providing the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote; broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining whether enough votes are present to hold the annual meeting.

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

(i)	by giving timely written notice of the revocation to the Secretary of Bristol-Myers Squibb;

(ii)	by casting a new vote by telephone or by the Internet; or

(iii)	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than the Directors’ Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified to by independent inspectors of election.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

Bristol-Myers Squibb will pay all costs of preparing, assembling, printing and distributing the proxy materials. The company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our Board of Directors through the mail, in person, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

What is “householding” and how does it work?

“Householding” is a procedure adopted by the company whereby stockholders of record who have the same last name and address and who receive the proxy statement by mail will receive only one copy of the proxy statement. This procedure reduces the cost of printing and postage. If you wish to receive multiple copies of the proxy statement at the same address, or if you are currently receiving multiple copies of the proxy statement at the same address and wish to receive a single copy, you may contact us by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154 or by calling us at (212) 546-3309.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. Our Board has responsibility for establishing broad corporate policies and for the overall performance of our company. It is not, however, involved in operating details on a day-to-day basis. Our Board is kept advised of the company’s business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board committee meetings.

Our Board of Directors adopted Corporate Governance Guidelines in 2002. From time to time, our Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices, and the concerns of our stockholders and other constituents. The Corporate Governance Guidelines may be viewed on the company’s website at www.bms.com.

Consistent with these guidelines, the Committee on Directors and Corporate Governance and the Compensation and Management Development Committee have reviewed various corporate governance and executive compensation issues during the past year and made recommendations to our Board. Based on these recommendations, our Board of Directors adopted the following corporate governance initiatives:

•

Our Board amended our Bylaws and Corporate Governance Guidelines to change the vote standard for the election of directors from a plurality of votes cast to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. The Bylaws were also amended to provide that if a director nominee who currently serves as a director is not elected by a majority vote in an uncontested election, the director shall offer to tender his or her resignation to the Board of Directors. The Committee on Directors and Corporate Governance will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The independent members of the Board will act on the Committee’s recommendation at its next regularly scheduled Board meeting which will be held within 60 days from the date of the certification of the election results.

•

We have agreed to participate in a working group to carefully study the issues raised with respect to stockholders casting an advisory vote on executive compensation. While we believe that such a vote may have merit, we also believe that greater due diligence is necessary to address issues that an advisory vote on executive compensation may raise. We believe that our participation in the working group will provide us and our stockholders with a better understanding of what a yes or no vote would mean, how such a vote would affect future executive compensation and how to implement such a proposal in the United States.

•

Our Board delegated to the Committee on Directors and Corporate Governance the authority to review and approve related party transactions in accordance with the company’s related party transaction policy.

•	Our Board delegated to the Committee on Directors and Corporate Governance oversight of political contributions made by BMS, including annually reviewing the company’s political contribution policy.

•	Our Board amended the Corporate Governance Guidelines to require that the compensation of our Chief Executive Officer be approved by at least three-fourths of the independent directors.

•	Our Board eliminated the Executive Committee of the Board of Directors.

These changes supplement the corporate governance initiatives previously approved by our Board of Directors which include:

•

The adoption of a Bylaw amendment requiring that all stockholder rights plans be approved by a minimum of two-thirds of the Board and that such plans must expire one year after Board adoption unless approved by our stockholders.

•

The disclosure on our website on a semi-annual basis of all political contributions made by our company and by our company-sponsored employee political action committee, to political committees, parties or candidates on both state and federal levels.

•	The adoption of certain policies relating to executive compensation as more fully described on pages 17 to 28 in our Compensation Discussion and Analysis.

•

The recommendation that stockholders approve the amendment to the Restated Certificate of Incorporation to effect the elimination of all supermajority vote requirements, except the requirement of a supermajority vote to return to a classified Board structure which was approved by stockholders.

Board’s Role in Strategic Planning

Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the pharmaceutical industry. Our Board provides guidance to management regarding our overall strategy and helps to refine our operating plans to effectuate our strategy.

Director Independence

It is the policy of our Board that a substantial majority of its members be independent from management and the Board has adopted independence standards that meet, and in some areas exceed, the listing standards of the New York Stock Exchange. In accordance with our Corporate Governance Guidelines, our Board undertook its annual review of director independence. Our Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Bristol-Myers Squibb and its subsidiaries, which are described more fully below. Following the review, our Board determined, by applying the independence standards which are attached to this Proxy Statement as Annex A, each of our current directors and each of our directors nominated for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none has a direct or indirect material relationship with our company, except for James M. Cornelius. Mr. Cornelius is not considered an independent director because of his employment as Chief Executive Officer of our company.

The independent directors are Robert E. Allen, Lewis B. Campbell, Vance D. Coffman, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, James D. Robinson III, Vicki L. Sato, Ph.D. and R. Sanders Williams, M.D. In addition, all members of the Audit Committee, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance satisfy the standards of independence applicable to members of such committees established under applicable law and the listing requirements of the New York Stock Exchange. In determining that each director is independent (with the exception of Mr. Cornelius), the Board considered the following relationships under the company’s categorical standards (see Annex A).

•

Messrs. Allen, Campbell, Coffman, Johansson and Robinson, and Drs. Glimcher, Sato and Williams, are or formerly were directors, executive officers or consultants of companies that made payment to, or received payment from, the company for property or services in an amount which did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

Messrs. Allen, Campbell, Coffman, Freeh, Grobstein, Johansson and Robinson, and Drs. Glimcher, Sato and Williams, are directors, trustees or members of a charitable organization or non-profit organization to which the company, or the Bristol-Myers Squibb Foundation, made discretionary charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

Meetings of our Board

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2006, the Board of Directors met sixteen times. The average aggregate attendance of directors at Board and committee meetings was over 94%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the periods he or she served. In addition, our non-management directors met in Executive Session nine times during 2006 to discuss such topics as our non-management directors determined, including the evaluation of the performance of the Chief Executive Officer. Mr. Allen, as Chair of the Committee on Directors and Corporate Governance and Mr. Robinson, as Chairman of the Board, presided over these sessions.

Annual Meeting of Stockholders

Directors are not required, but are strongly encouraged to attend the Annual Meeting of Stockholders. In 2006, all of the directors attended the Annual Meeting of Stockholders.

Committees of our Board

Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee and the Committee on Directors and Corporate Governance which are composed entirely of independent directors. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors has established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on the company’s website at www.bms.com. In September 2006, the Board established a CEO Search Committee to conduct a search for the company’s next chief executive officer. The members of the CEO Search Committee are James D. Robinson III (Chair), Robert E. Allen, Lewis B. Campbell, Vance D. Coffman and Laurie H. Glimcher, M.D. In November 2006, the Board established a Securities Issuance Committee to determine and approve the terms and provisions of securities issued by the company in the fourth quarter of 2006. Following the completion of its responsibilities, the Securities Issuance Committee was dissolved on December 31, 2006. The members of the Securities Issuance Committee were Vance D. Coffman, James M. Cornelius and James D. Robinson III.

In 2006, the Audit Committee met twelve times, the Compensation and Management Development Committee met eleven times, the Committee on Directors and Corporate Governance met two times and the Science and Technology Committee met once.

As of the date of the Proxy Statement, the table below indicates the members of each Board committee.

Name	Audit	Directors and Corporate Governance	Compensation and Management Development	Science and Technology
R. E. Allen		X*	X
L. B. Campbell	X	X	X*
V. D. Coffman	X*	X	X
J. M. Cornelius				X
L. J. Freeh	X	X
L. H. Glimcher, M.D.	X	X		X*
M. Grobstein	X
L. Johansson	X		X
J. D. Robinson III
V. L. Sato, Ph.D.				X
R. S. Williams, M.D.				X

*	Chair

In addition, James D. Robinson III serves as a member, ex-officio, of all Board committees and Elliott Sigal, M.D., Ph.D., our Chief Scientific Officer, is a member of the Science and Technology Committee.

Audit Committee

The Audit Committee is appointed by and generally acts on behalf of our Board of Directors. The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee is responsible primarily for overseeing and monitoring the quality of our accounting and auditing practices and is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements. The Audit Committee also assists our Board in fulfilling its responsibilities for general oversight of compliance with legal and regulatory requirements, the performance of our internal audit function and business risk assessment and business risk management. Other specific duties and responsibilities include: (i) meeting to review our disclosure controls and procedures, internal controls, periodic filings with the U.S. Securities and Exchange Commission (SEC), earnings releases and earnings guidance; (ii) producing the required Audit Committee Report for inclusion in our Proxy Statement; and (iii) overseeing investigations into complaints concerning financial or accounting matters.

The Audit Committee has the resources and authority appropriate to discharge its responsibilities, including the authority to retain independent legal counsel, accounting or other consultants or experts to advise the Committee. The Committee may also use the services of the company’s legal counsel and other advisors to the company.

The Audit Committee Report is contained on page 50.

Our Board of Directors has determined that, in its judgment, James M. Cornelius qualified as an “audit committee financial expert” under the applicable SEC rules. Mr. Cornelius became CEO of the company in September 2006. In addition, our Board has determined that, in its judgment, Michael Grobstein, who joined the Board in March 2007, qualifies as an “audit committee financial expert” under the applicable SEC rules. Furthermore, our Board has determined that each current and former chief executive officer presently serving on the Audit Committee may also qualify as audit committee financial experts. Our Board has determined that each member of the Audit Committee is independent as defined by the applicable New York Stock Exchange rules and is financially literate.

Compensation and Management Development Committee

The Compensation and Management Development Committee is responsible primarily for reviewing, approving and reporting to our Board on major compensation and benefits plans, policies and programs of the company; reviewing and evaluating the performance and approving the compensation of executive officers and certain senior management, except for the CEO; and overseeing our management development programs, performance assessment of senior executives and succession planning. Other specific duties and responsibilities include: evaluating the CEO’s performance against the approved performance goals and objectives and recommending for approval by three-fourths of our independent directors the CEO’s compensation levels based on this evaluation; reviewing and discussing with management the company’s Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement; recommending to the Board whether the Compensation Discussion and Analysis should be included in our Proxy Statement; and producing the Compensation Committee Report required for inclusion in our Proxy Statement.

The Compensation and Management Development Committee has the resources and authority appropriate to discharge its responsibilities, including the authority to retain consultants or experts to advise the Committee.

The Compensation and Management Development Committee Report is contained on page 28.

Committee on Directors and Corporate Governance

The Committee on Directors and Corporate Governance is responsible primarily for identifying individuals qualified to become Board members; recommending that our Board select the director nominees for the next annual meeting of stockholders; and overseeing our Board’s annual evaluation of its performance. The Committee on Directors and Corporate Governance is also responsible for identifying best practices and developing and recommending to our Board a set of Corporate Governance Guidelines applicable to the company and for periodically reviewing such guidelines. Other specific duties and responsibilities include: reviewing and recommending annually to our Board of Directors the compensation of non-employee directors; considering questions of potential conflicts of interest of directors and senior management; defining specific categorical standards for director independence; reviewing and approving related party transactions in accordance with the company’s related party transaction policies and procedures; and considering matters of corporate social responsibility and matters of significance in areas related to corporate public affairs and our employees and stockholders.

The Committee on Directors and Corporate Governance has the resources and authority appropriate to discharge its responsibilities, including the sole authority to retain, set compensation for, and terminate a search firm to be used to identify director candidates. In addition, the Committee has authority to seek advice and assistance from other experts or consultants.

Science and Technology Committee

The Science and Technology Committee is responsible primarily for periodically reviewing and advising the Board on the company’s strategic direction and investment in research and development (R&D) and technology. Such oversight includes all aspects of R&D, as well as internal and external investments. The Committee is also responsible for identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on BMS.

The Science and Technology Committee has the resources and authority appropriate to discharge its responsibilities. In addition, the Committee has authority to seek advice and assistance from other experts or consultants.

Criteria for Board Membership

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board should be persons of diverse backgrounds with broad experience in areas important to the operation of the company such as business, science, medicine, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work with others. Each director must represent the interests of our stockholders.

Identification and Selection of Nominees for our Board

The Committee on Directors and Corporate Governance periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for director. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, professional search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman of the Board and Chief Executive Officer, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman of the Board, the Chief Executive Officer and other directors. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

Each of Vicki L. Sato, Ph.D., R. Sanders Williams, M.D. and Michael Grobstein was initially identified as a potential candidate for election to our Board of Directors by Egon Zehnder International, a search firm retained by the Committee on Directors and Corporate Governance.

Stockholder Nominations for Director

The Committee on Directors and Corporate Governance considers and evaluates stockholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Stockholder recommendations must be accompanied by a comprehensive written resume of the recommended nominee’s business experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the required documents to the principal executive offices of the company at: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors has nominated nine current directors, Lewis B. Campbell, James M. Cornelius, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, James D. Robinson III, Vicki L. Sato, Ph. D. and R. Sanders Williams, M.D., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2008 Annual Meeting. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

A majority of the votes cast is required to elect directors. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Directors

Director since 1998

LEWIS B. CAMPBELL

Chairman, President and Chief Executive Officer since February 1999 of Textron Inc., a multi-industry company serving the aircraft, industrial products and components and financial industries. Mr. Campbell is a Director of Dow Jones & Company. Mr. Campbell is a member of The Business Council and The Business Roundtable where he serves on the Security Task Force and the International Trade and Investment Task Force. Age 60.

Director since 2005

JAMES M. CORNELIUS

Chief Executive Officer of our company since September 12, 2006. Mr. Cornelius is Chairman Emeritus of Guidant Corporation, a U.S. cardiac and vascular medical device company. From November 2005 through April 2006, Mr. Cornelius served as the Chairman of the Board and Chief Executive Officer (interim) of Guidant Corporation. He served as Chairman of the Board (Non-Executive) from 2000 until 2005 and Senior Executive and Chairman from 1995 to 2000. From 1983 to 1994, Mr. Cornelius was a Director, a member of the Executive Committee and Chief Financial Officer of Eli Lilly and Company. Mr. Cornelius is a Director of The DIRECTV Group and Given Imaging Ltd. Age 63.

Director since 2005

LOUIS J. FREEH

Mr. Freeh served as Vice Chairman, General Counsel, Corporate Secretary and Ethics Officer to MBNA Corporation, a bank holding company, from 2001 until its acquisition by Bank of America in January 2006. He served as FBI Director from 1993 to 2001 and previously as a U.S. District Judge, Assistant U.S. Attorney and FBI Special Agent. Mr. Freeh is a Director of L-1 Identity Solutions, Inc. Age 57.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a Director of Waters Corporation. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences. She sits on the Memorial Sloan-Kettering Cancer Center Board of Scientific Consultants and on the Scientific Advisory Boards of the Burroughs-Wellcome Fund, Center for Blood Research, Health Care Ventures, Inc., Sandler Foundation Fund, and IE Labs Inc. Age 55.

Director since 2007

MICHAEL GROBSTEIN

Retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He is a Director of Given Imaging Ltd. He serves on the Board of Trustees and Executive Committee of the Central Park Conservancy and on the Board of Directors of New Yorkers for Parks. Age 64.

Director since 1998

LEIF JOHANSSON

President of AB Volvo, an automotive company, and Chief Executive Officer of the Volvo Group, a global leading manufacturer of trucks, buses and construction equipment, drive systems for marine and industrial applications, aerospace components and services, since 1997. Prior to joining Volvo, he was with Electrolux, an international appliance company, for 17 years where he served as President and Chief Executive Officer for six years. He is a member of the Board of Svenska Cellulosa Aktiebolaget SCA in Sweden, The Confederation of Swedish Enterprise, Royal Swedish Academy of Engineering Sciences, the Association of Swedish Engineering Industries, ACEA and ACEA CV. He is also a member of the European Business Roundtable of Industrialists. Age 55.

Director since 1976

JAMES D. ROBINSON III

Chairman of the Board of our company since June 2005. Co-founder and General Partner of RRE Ventures, a private information technology venture investment firm, since 1994. He previously served as Chairman and Chief Executive Officer of American Express Company, a financial services company, from 1977 to 1993. Mr. Robinson is a Director of Novell, Inc., The Coca-Cola Company and First Data Corporation. Mr. Robinson is a member of The Business Council, the Council on Foreign Relations and the Committee for Economic Development. He is Honorary Chairman of Memorial Sloan-Kettering Cancer Center and an Honorary Trustee of The Brookings Institution. Age 71.

Director since 2006

VICKI L. SATO, PH.D.

Professor of Management Practice at the Harvard Business School and Professor of the Practice in the Department of Molecular and Cell Biology at Harvard University since July 2006. In December 2005, Dr. Sato became a business advisor to Atlas Venture, a global venture capital firm. In May 2005, Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000. Prior to joining Vertex, Dr. Sato was Vice President of Research at Biogen, Inc. and served on the Biogen Scientific Board. She is a Director of PerkinElmer Corporation, Infinity Pharmaceuticals and Alnylam Pharmaceuticals. Age 58.

Director since 2006

R. SANDERS WILLIAMS, M.D.

Senior Vice Chancellor for Academic Affairs at Duke University Medical Center since 2007 and Dean of Duke University School of Medicine since 2001. Dr. Williams joined the Duke faculty in 1980 as an assistant professor of medicine, physiology and cell biology. He was a visiting professor of biochemistry medicine at Oxford University in 1984-1985 and returned to Duke from 1986 to 1990. In 1990, he joined the University of Texas Southwestern Medical Center as a professor, chief of cardiology, and director of the Ryburn Center for Molecular Cardiology. Dr. Williams serves on the Director’s Advisory Committee of the National Institutes of Health and the Board of External Advisors to the National Heart, Lung and Blood Institute. He is also a member of the Institutes of Medicine of the National Academy of Sciences and a fellow of the American Association for the Advancement of Science. Age 58.

Communications with our Board of Directors

The Committee on Directors and Corporate Governance has created a process by which an interested party may communicate directly with our non-management directors. Any interested party wishing to contact a non-management director may do so in writing by sending a letter to: [Name of Director], c/o Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary reviews all correspondence and regularly forwards to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of our Board or its committees, or that our Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

Our Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business

Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Standards of Business Conduct and Ethics, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com. We will post any material amendments to, or waivers from, our Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics for Directors on our website within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

The Board has adopted a written policy for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (each, an “interested transaction”) in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10 percent beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

•

Management will be responsible for determining whether a transaction is an interested transaction requiring review under the policy, in which case the transaction shall be disclosed to the Committee on Directors and Corporate Governance.

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The Committee on Directors and Corporate Governance shall review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party’s interest in the transaction.

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If it is impractical or undesirable to wait until a Committee meeting to consummate an interested transaction, the Chair of the Committee in consultation with the General Counsel may review and approve the transaction, which approval must be ratified by the Committee at its next meeting.

•

In the event the company becomes aware of an interested transaction that has not been approved, the Committee shall evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

•	No director shall participate in any discussion or approval of an interested transaction of which he or she is a related party.

•

If an interested transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party and shall review and assess such ongoing relationships on at least an annual basis.

•

Certain types of interested transactions are deemed to be pre-approved or ratified by the Committee, as applicable, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

The Committee on Directors and Corporate Governance has approved a related party transaction on the Officers and Directors Indemnification Trust One. The Officers and Directors Indemnification Trust One was formed on October 20, 2005 pursuant to the settlement agreement among Bristol-Myers Squibb Company, our directors and officers, and our D&O insurers. The trust was formed to fund, under certain conditions, the payment of any settlement of judgment costs, including any award of attorneys’ fees to counsel for plaintiffs, incurred by or on behalf of certain of our current and former directors and officers in any derivative lawsuit brought on behalf of Bristol-Myers Squibb for which a claim for coverage under the policies released in the settlement could have been made. Insurance proceeds received in the settlement in the amount of $38.5 million have been deposited into this trust. If the trust has not already been terminated pursuant to the Trust Agreement, it will terminate five years from the effective date of the Agreement. Bristol-Myers Squibb is the residual beneficiary of the trust and will therefore receive any trust property that remains in the trust upon its termination.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines (including the standards of director independence), Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters for the Audit Committee, Committee on Directors and Corporate Governance, Compensation and Management Development Committee and the Science and Technology Committee, links to Reports of Insider Transactions and listings of our Board of Directors and Management Council are available on our corporate governance webpage at www.bms.com/aboutbms/corporate_governance/data and are available to any interested party who requests them by writing to: Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

Director Compensation Table

The following table sets forth information regarding the compensation earned by our directors in 2006:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
R. E. Allen	$121,000	$45,900	$12,766	$7,866	$4,237	$191,769
L. B. Campbell	$121,000	$45,900	$12,766	—	—	$179,666
V. D. Coffman	$139,000	$45,900	$12,766	—	—	$197,666
J. M. Cornelius(6)	$75,376	$45,900	$12,766	—	—	$134,042
L. J. Freeh	$129,000	$45,900	$8,194	—	—	$183,094
L. H. Glimcher, M.D.	$124,041	$45,900	$12,766	—	—	$182,707
L. Johansson	$117,000	$45,900	$12,766	—	—	$175,666
J. D. Robinson III(7)	$441,000	$586,411	$12,766	$9,840	$4,598	$1,054,615
V. L. Sato, Ph.D.(8)	$41,289	$—	—	—	—	$41,289
R. S. Williams, M.D.(9)	$25,751	$—	—	—	—	$25,751
L. V. Gerstner, Jr.(10)	$21,000	$45,900	$4,572	$3,461	—	$74,933
L. W. Sullivan, M.D.(10)	$31,000	$45,900	$4,572	$6,393	—	$87,865

(1)	Includes the annual retainer (pro-rated for partial-year service), committee chair retainers (pro-rated for partial-year service) and meeting fees. For Mr. Freeh, amount includes additional cash compensation of $24,000 ($6,000 per month for four months) for Mr. Freeh’s service as Board Liaison on Legal Matters that commenced in September 2006. For Dr. Glimcher, amount includes additional compensation of $12,000 in meeting fees for four full-day sessions ($3,000 per day) with the Pharmaceutical Research Institute during the process of establishing the Science and Technology Committee, which she currently chairs.

All or a portion of compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors deferred the following amounts in 2006 and are included in the figures above:

Name	Amount Deferred
R. E. Allen	$121,000
L. B. Campbell	$121,000
V. D. Coffman	$139,000
J. M. Cornelius	$31,376
L. J. Freeh	$11,250
L. H. Glimcher, M.D.	$45,000
J. D. Robinson III	$45,000
V. L. Sato, Ph.D.	$5,322
R. S. Williams, M.D.	$12,876
L. W. Sullivan, M.D.	$6,200

(2)	Each of the directors received a grant of 2,000 deferred share units on February 1, 2006 with a fair market value on the day of grant of $22.95. The full value of this award is included. In addition, the company recognized expense for Mr. Robinson’s restricted stock units of $540,511 in 2006. The number and market value of all deferred share units held by each of these directors as of December 31, 2006 (based upon the fair market value on December 29, 2006 of $26.27) was as follows. In some cases, these figures include deferred cash compensation: Mr. Allen (108,687 and $2,855,204); Mr. Campbell (26,904 and $706,756); Mr. Coffman (47,119 and $1,237,818); Mr. Cornelius (4,238 and $111,338); Mr. Freeh (2,661 and $69,894); Dr. Glimcher (23,019 and $604,722); Mr. Johansson (12,999 and $341,488); Mr. Robinson (26,901 and $706,691); Dr. Sato (209 and $5,497); Dr. Williams (496 and $13,032); Mr. Gerstner (36,811 and $967,013); and Dr. Sullivan (23,772 and $624,479).

(3)	On May 2, 2006, these directors received a grant of 2,500 stock options with a grant price equal to the fair market value on the grant date of $24.96 (with the exception of Dr. Sato and Dr. Williams who joined the Board after the grant date, and Mr. Gerstner and Dr. Sullivan who retired on the grant date). These stock options will become exercisable in four equal installments commencing on the earlier of the first anniversary of the date of the grant or the date of the next Annual Meeting and continuing similarly for the three years thereafter. These options have a fair value upon grant of $12,291 based on number of shares, grant price and a Black-Scholes ratio of .1970. The number and intrinsic value of all stock options held by each of these directors as of December 31, 2006 was (based upon the fair market value on December 29, 2006 of $26.27): Mr. Allen (31,853 and $7,410); Mr. Campbell (23,439 and $7,410); Mr. Coffman (27,646 and $7,410); Mr. Cornelius (5,000 and $3,325); Mr. Freeh (2,500 and $3,275); Mr. Gerstner (29,353 and $4,135); Dr. Glimcher (27,646 and $7,410); Mr. Johansson (23,439 and $7,410); Mr. Robinson (31,853 and $7,410); and Dr. Sullivan (29,353 and $4,135).

Stock option values are based on the following assumptions:

Grant Date	Expected Term (years)	Volatility	Risk-Free Rate	Dividend Yield	Black- Scholes Ratio	Award Recipient
05/03/2005	7	29.1%	4.4%	4.6%	0.2160	All except Mr. Freeh, Dr. Sato and Dr. Williams
05/03/2006	6	26.4%	4.9%	4.7%	0.1970	All except Mr. Gerstner, Dr. Sato, Dr. Sullivan and Dr. Williams

(4)	The company’s defined benefit pension plan for directors was eliminated in 1996. Benefits were frozen at that time. Mr. Allen, Mr. Gerstner, Mr. Robinson and Dr. Sullivan participated in the plan. The reported change in value is the result of changes in interest rates and the retirement plan mortality table.

(5)	All Other Compensation was in the form of premiums paid on life insurance policies which partially fund the Directors’ Charitable Contribution Program. The policies provide for a $1 million death benefit. Upon the death of a director, Bristol-Myers Squibb donates one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation, Inc. for distribution according to the Foundation’s program for charitable contributions. Individual directors derive no financial benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrue solely to Bristol-Myers Squibb. The only current directors that are covered by this program are Mr. Allen and Mr. Robinson.

(6)	Mr. Cornelius became Interim CEO of the company effective September 12, 2006. He did not receive any compensation as a director after that date.

(7)	Mr. Robinson receives an annual retainer of $360,000 for services as Chairman of the Board. On June 15, 2005, upon assuming his role as Chairman of the Board, Mr. Robinson received 40,000 restricted stock units, payable in cash, which will vest 50% on the 2007 annual meeting date and 50% on the 2008 annual meeting date. Dividends are reinvested on these units. As of December 31, 2006, in addition to deferred share units indicated in footnote (2), he held 42,919 restricted stock units with a value of $1,127,494 based on the fair market value on December 29, 2006 of $26.27.

(8)	Dr. Sato joined the Board on July 11, 2006.

(9)	Dr. Williams joined the Board on September 11, 2006.

(10)	Mr. Gerstner and Dr. Sullivan retired from the Board on May 2, 2006.

Director Compensation Program

Each year the Committee on Directors and Corporate Governance reviews our directors’ compensation practices and compares them against the practices of our peer group and several general industry companies. The components of our directors’ compensation for 2006 were as follows:

Cash Compensation

In 2006, our non-management directors received an annual retainer of $45,000. Non-management directors received an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Chairs of the Audit Committee, the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance and the Science and Technology Committee received an annual fee of $10,000. We require that 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained ownership of 5,000 BMS shares or share units.

Deferral Program

A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company’s 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the preceding calendar year in which the compensation is earned. Deferred funds may be credited to a 6-month United States Treasury Bill equivalent fund, a fund based on the return on the company’s invested cash or a fund based on the return on our common stock or to two or three of the funds. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

Under the 1987 Deferred Compensation Plan for Non-Employee Directors, all non-management directors received an annual award of 2,000 deferred common share units on February 1, 2006, the value of which is determined by the value of our common stock.

Stock Compensation

Under our 2000 Non-Employee Directors’ Stock Option Plan, each non-management director received on the date of our Annual Meeting, an option to purchase 2,500 shares of our common stock, provided the director was elected to the Board of Directors on the date of the Annual Meeting. The price of the option was the fair market price of our common stock on the date the option was granted. Each option becomes exercisable in four equal installments commencing on the earlier of the first anniversary of the date of the grant or the date of the next Annual Meeting and continuing similarly for the three years thereafter. The options also become fully exercisable upon retirement from the Board after one year of service following the grant date. In 2006, options for a total of 17,500 shares were granted under the plan, consisting of options for 2,500 shares granted to each of the seven non-management directors serving at the time of the 2006 Annual Meeting.

2007 Director Compensation

In January 2007, the full Board determined that the non-management directors’ 2007 compensation shall be as follows:

•	Annual retainer of $55,000;

•

Annual fee of $15,000 for the chairs of the Audit Committee, the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance and the Science and Technology Committee;

•	A per meeting fee for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders of $2,000; and

•	An annual award of 3,500 deferred share units under the 1987 Deferred Compensation Plan for Non-Employee Directors.

Stock option grants to non-management directors have been eliminated. The Committee believes the total director compensation package we offer continues to be competitive with the compensation offered by other companies, and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Bristol-Myers Squibb Company is a worldwide pharmaceutical and related health care products company whose mission is to extend and enhance human life by providing the highest quality pharmaceutical and related health care products. The company is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of pharmaceuticals and related health care products. The company operates in a highly complex business environment and believes that a competitive compensation program is an important tool to help attract, retain and reward the talented employees needed to achieve its mission and deliver value to stockholders.

Management Changes

In 2006, the company underwent several senior management changes. Effective September 12, 2006, Peter R. Dolan ceased to serve as Chief Executive Officer of the company and was terminated without cause on October 31, 2006. James M. Cornelius was named Interim Chief Executive Officer effective September 12, 2006. Prior to this appointment, Mr. Cornelius was a non-management member of the Board of Directors and currently remains a Director. Richard K. Willard ceased to serve as Senior Vice President and General Counsel effective September 12, 2006 and was terminated without cause on September 28, 2006. In November of 2006, Andrew R. J. Bonfield and Elliott Sigal, M.D., Ph.D., were promoted to Executive Vice Presidents of the company. These changes formed the basis for several significant compensation decisions in 2006 as explained in this Compensation Discussion and Analysis.

Executive Compensation Philosophy

Bristol-Myers Squibb’s executive compensation program is based on a philosophy of pay-for-performance. When setting compensation levels and determining individual awards, consideration is given to performance against financial objectives and operational objectives consistent with the company’s business strategy and total stockholder return. Consideration is also given to an executive’s demonstration of the values and behaviors defined in the Bristol-Myers Squibb Pledge and Core BMS Behaviors. The Pledge can be found in the About Us section of the Bristol-Myers Squibb website (www.bms.com). All elements of executive compensation are reviewed both separately and in the aggregate to ensure that the amount and type of compensation is within appropriate competitive parameters and the program design encourages the creation of long-term stockholder value.

Another important aspect of the company’s compensation program is to adopt policies which reflect a commitment to good corporate governance practices. This is reflected in the policies that are described in greater detail in the section below entitled “Corporate Policies Covering Executive Compensation.”

Compensation and Management Development Committee

The Compensation and Management Development Committee (“Committee”) is composed entirely of independent directors and is responsible for overseeing and reviewing the compensation program for the Named Executive Officers as well as other executives and members of senior management. In addition to overseeing the company’s compensation philosophy and strategy, the Committee, together with the full Board, is responsible for annually reviewing and evaluating the executive compensation program and approving corporate goals and objectives related to Chief Executive Officer compensation. The Committee is also responsible for reviewing and approving, based on the CEO’s recommendations, the actual compensation paid to other Named Executive Officers as well as other executives and members of senior management. The “Committees of Our Board” section discusses the duties and responsibilities of the Committee in more detail.

Compensation Consultant

Since October of 2002, the Committee has retained Mercer Human Resource Consulting as its compensation consultant. Mercer is retained by and reports directly to the Committee and provides assistance in evaluating the company’s executive compensation program and policies, and, where appropriate, assists with the redesign and enhancement of elements of the program. Mercer attends most of the Committee’s meetings.

The company may retain other Mercer consultants for human resource and benefits services in the U.S. and abroad. For these services, the company engages the consulting firm that is best suited to assist the company with such work. The Committee reviews annually the overall fees incurred by the Committee and by management for consulting services provided by Mercer and does not believe Mercer’s provision of services to management affects in any way the advice Mercer provides to the Committee on executive compensation matters. The Committee is satisfied that Mercer follows rigorous guidelines and practices to guard against any conflict and ensure the objectivity of their advice. There is no overlap between the members of the consulting team giving advice to the Committee and those involved with other work for the company. There is also no overlap between the members of company management who are working with the Committee and those doing other work with Mercer.

Role of Company Management

The Chair of the Committee works directly with Mercer to formulate recommendations for the CEO’s compensation. The Committee then recommends the CEO’s compensation to the independent directors of the Board for approval. The CEO makes recommendations to the Committee concerning the compensation of other Named Executive Officers. In addition, the CEO and CFO are involved in setting the performance goals for the annual and long-term incentive plans, subject to Committee approval. The Senior Vice President of Human Resources works closely with management, Mercer, and the Committee to provide to the Committee the appropriate information to make its decisions and to communicate those decisions to management for implementation. The Committee meets at least two times per year without management present.

Benchmarking Process and Compensation Strategy

The executive compensation program seeks to provide overall compensation, when targeted levels of performance are achieved, at the median of the pay levels provided by a designated peer group of U.S.

companies. These companies are among those used to measure the company’s performance in the five- year performance graph and are identified below. The five-year performance graph is available in the Form 10-K for fiscal year-end December 31, 2006 filed on February 26, 2007. The executive compensation program is designed to provide value to the executive based on the extent to which individual performance, company performance versus annual budgeted financial targets, company longer-term financial performance and total return to stockholders meet, exceed or fall short of expectations. As designed, incentive payments can exceed target levels only if performance expectations are exceeded and will be less than targeted levels if goals fall below expectations. The company believes this approach, with its emphasis on long-term compensation, serves to focus the efforts of the company’s executives on the attainment of sustained long-term growth and profitability for the benefit of the company and its long-term stockholders.

Peer Group

Each year, Mercer conducts a review of the compensation for the Named Executive Officers using compensation information compiled from the proxy statement disclosures of a peer group of pharmaceutical companies. The total direct compensation of the Named Executive Officers is targeted at the median of this group. The peer group consists of the following companies: Abbott Laboratories, Amgen, Eli Lilly, Johnson & Johnson, Merck, Pfizer, Schering-Plough and Wyeth.

Non-U.S. companies have historically been excluded from the compensation review because the compensation information for these companies is not as readily available. These companies, however, are participants in a pharmaceutical industry survey which the company uses to supplement the information gathered as part of the proxy statement compensation review.

The company believes this peer group is appropriate given the unique nature of the pharmaceutical industry. These firms represent the company’s primary competitors for executive talent and operate in a similarly-complex regulatory and research-driven environment.

Accordingly, in March 2006, when compensation decisions were made regarding base salary adjustments, annual incentive awards, stock option grants, restricted stock awards, and target long-term incentive awards, the company reviewed detailed information concerning the levels of executive pay among the peer group and among several similarly-sized companies in general industry.

Performance Management System

The company’s performance management system involves an annual review of executives, including the Named Executive Officers, which measures individual performance over the course of the previous year against preset financial and operational objectives. The system assists in ensuring that each executive’s compensation is tied to the financial and operational performance of the company as well as the executive’s demonstration of the Core BMS Behaviors and the values embodied in the BMS Pledge.

Individual financial and operational objectives are determined at the beginning of each year and reviewed in the case of the CEO, by the Committee, and in the case of other Named Executive Officers, by the CEO. Performance against these objectives is documented and assessed at the end of the year. In addition to financial and operational performance objectives, equal weight is given to the individual’s demonstration of the Core BMS Behaviors and the values embodied in the BMS Pledge.

Each executive receives ratings for both “Results” and “Behaviors”. At the time the CEO makes executive compensation decisions for Committee review, he reviews individual performance as documented by the ratings to ensure each Named Executive Officer’s compensation recommendations are appropriately linked to performance against their objectives and their demonstration of the Core BMS behaviors. This evaluation recognizes the impact that each individual has on supporting the company’s business strategy.

When reviewing compensation recommendations, the Committee considers performance evaluations, market data and peer company performance to ensure awards are appropriately aligned with an individual’s contribution to the company and with competitive benchmarks.

Components of Compensation

Bristol-Myers Squibb uses the following pay components in its executive compensation program:

•	Base Salary

•	Annual Incentive

•	Long-Term Incentives

•	Long-Term Performance Share Plan

•	Stock Options

•	Restricted Stock

•	Retirement Plans

•	Savings Plans

•	Deferred Compensation Plans

•	Severance Plan

•	Change in Control Arrangements

•	Perquisites

The following explains the factors considered in setting the individual components for 2006 compensation of certain Named Executive Officers. This discussion does not pertain to Mr. Cornelius and Mr. Dolan, whose individual arrangements are discussed separately following this section.

Base Salary (26% of total compensation on average)—Base salaries are set to reward an individual’s sustained performance and reflect compensation commensurate with his/her current position and work experience. A Named Executive Officer’s base salary is determined by an assessment of his/her continued performance against his/her individual job responsibilities including, where appropriate, the impact of such performance on the company’s business results, market pay for the position, current salary in relation to the salary range designated for the job, experience and mastery, potential for advancement and the executive’s demonstration of the values and behaviors outlined in the BMS Pledge and Core BMS Behaviors. In addition, the Results and Behaviors ratings under the performance management system are key determinants of the size of the executive’s merit increase, if any. Base salaries are typically reviewed annually in March and at other times throughout the year if there is a change in job responsibilities. Each of the Named Executive Officers received a merit increase in April based on an assessment of their individual performance and their relative market position. These increases were within the guidelines established for all employees and averaged 4.3%. In December, Mr. Bonfield and Dr. Sigal received base salary increases to recognize their promotions to Executive Vice President and to address their relatively low compensation versus the market for comparable positions. Additionally, Mr. Andreotti received a base salary increase to address his total cash compensation competitive position. These increases averaged 11% and brought the total compensation levels of these executives to the market median of peer companies. Mr. Dolan did not receive a base salary increase in 2006.

Annual Incentives (24% of total compensation on average)—Annual incentive awards are designed to reward the Named Executive Officers for achieving short-term financial and operational goals and to reward their individual performance. Payments under the company’s annual incentive plan, the Performance Incentive Plan, are tied to the company’s achievement against pre-established annual operating pre-tax earnings targets, thereby forming a direct link between the compensation of these individuals and the company’s financial performance. An individual Named Executive Officer’s annual incentive award opportunity is a percentage of his/her base salary as determined by the individual’s job level.

If the company’s annual operating pre-tax earnings do not reach a prescribed minimum threshold level, no award payments are made. Achievement of the pre-tax earnings threshold enables the opportunity for payment of annual incentive awards, not to exceed maximum levels approved in advance by the Committee. The Committee, in turn, exercises negative discretion to determine each Named Executive Officer’s actual incentive award payment based on the criteria described below.

A Named Executive Officer’s actual award is based 50% on the company’s actual performance against the annual operating pre-tax earnings objectives as reviewed by the Board of Directors and 50% on individual performance as described in the Performance Management System section. Additionally, a Named Executive Officer’s annual incentive award payment is modified based on the extent to which the executive meets certain diversity objectives.

The company believes this approach to determining incentive award payments balances the need to consider overall company performance, individual results specific to an executive’s functional responsibility, and the individual’s ability to achieve results while also demonstrating the Core BMS Behaviors. The recommended payments are reviewed and approved by the Committee at the meeting which typically takes place on the first Tuesday in March. Incentive award payments, if any, are made on March 15th or the preceding business day if March 15th falls on a weekend or holiday.

In March of 2006, the Committee approved a 2006 threshold level of performance for operating pre-tax earnings excluding special items and minority interests of $2,334 million. Actual 2006 operating pre-tax earnings excluding special items and minority interests were $2,669 million, thereby funding the annual incentive pool for senior executives. Actual annual incentives paid to the Named Executive Officers were based upon an assessment of their individual performance against their objectives as well as the level to which actual pre-tax operating earnings performance exceeded the threshold. Following are details of the 2006 payments.

Name	Target Annual Incentive	Actual Annual Incentive	% of Target
Mr. Andreotti	$1,109,324	$1,104,887	99.6%
Mr. Bonfield	$743,514	$740,540	99.6%
Dr. Sigal	$670,270	$734,616	109.6%
Mr. Bear	$279,660	$292,524	104.6%
Mr. Hooper	$432,600	$465,045	107.5%

The portion of annual incentive tied to financial performance (50%) for the executives above ranged from 84.2% to 100% of target and the portion tied to individual performance (50%) ranged from 115% to 135% of target.

These amounts are included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Long-Term Incentives (50% of total compensation on average)—Long-term incentives are designed to tie executive interests to the interests of stockholders. The company offers three long-term award vehicles, each of which serves a different purpose. The Long-Term Performance Award Program, a performance share program, rewards the achievement of internal financial goals with a linkage to stock price given the award is denominated in shares. Stock options are used to reward executives for the creation of long-term stockholder value. Service-based restricted stock is used to help the company in its efforts to retain key talent.

The long-term incentive program is also designed to reward individual performance. To further enhance the link between executive pay and the company’s performance against its business strategy, the size of each Named Executive Officer’s stock option grant and restricted stock award is determined in large part based on the Committee’s assessment of the executive’s performance against objectives that drive the company’s business strategy and demonstration of behaviors consistent with the BMS Pledge and the Core BMS Behaviors under the performance management system. The ultimate value of the long-term awards is driven by stock price which provides a direct link to the creation of stockholder value.

Long-Term Performance Award: (15% of total compensation on average and 30% of total long-term incentive compensation on average) This award, which is delivered in the form of a target number of performance shares, is based on a three-year performance cycle. For 2006-2008, the awards are based 50% on cumulative earnings per share and 50% on cumulative sales, with the ultimate payout modified by the company’s total stockholder return versus a pharmaceutical industry peer group. If pre-established threshold target levels are not achieved for the performance period, no payment will be made under the Long-Term Performance Award (as was the case for the 2001-2003 and 2002-2004 performance periods). The performance measures that are used reflect the company’s desire to grow by increasing sales and profits and by creating stockholder value.

A long-term performance award was granted in 2004 which covered the three-year performance period 2004-2006. The award was based 50% on cumulative earnings per share and 50% on sales over the performance period and was adjusted by a total stockholder return multiplier. Based on actual performance during the performance period, the award was paid at 33.3% of target.

The target level of performance for cumulative earnings per share during the three-year period was $4.68. Actual cumulative earnings per share during the period were $4.25. Although actual performance was 91% of target, the threshold level of performance was not met and therefore the payout for this portion of the award was 0%.

The target level of performance for cumulative sales during the performance period was $58,932 billion. Actual cumulative sales during the period were $56,501 billion, or 96% of target which resulted in a payout of 74.1% for this portion of the award.

The award was further adjusted based on the company’s total stockholder return ranking over the performance period compared to the peer group. Based on a rank of 10 out of 12, the final award payout was reduced by 10%.

In March 2006, the Committee approved three-year cumulative earnings per share and sales targets for the 2006-2008 Long-Term Performance Awards. At the time targets were set, the company believed that the targeted levels of performance were challenging but achievable and reflected anticipated business conditions and changes to the company’s drug portfolio over the performance period. Minimum performance of 92% of target on either the earnings per share or sales portion of the award is necessary for a threshold payout of 45% for that portion of the award. Maximum performance of 110% of target would result in a payout of 220% for that portion of the award. Additionally, final payout is adjusted by up to +/- 15% based on the company’s total stockholder return versus the peer group. Performance under this plan is currently tracking below target.

Restricted Stock: (17% of total compensation on average and 34% of total long-term incentive compensation on average) The company grants service-based restricted stock awards to assist in retaining key talent. Annual grants of restricted stock vest one-third per year at the end of the third, fourth, and fifth anniversaries following the date of grant. Below the senior management level, annual restricted stock awards vest 25% per year over four years.

For 2006, the company shifted a portion of the dollar value previously allocated to restricted stock to stock options and Long-Term Performance Awards in order to further reinforce its pay for performance philosophy.

Stock Options: (18% of total compensation on average and 36% of total long-term incentive compensation on average) Beginning in 2005, the company introduced performance-based exercise thresholds for annual stock option grants to the Named Executive Officers and other senior executives. To satisfy the exercise threshold, the company’s common stock will need to close at a price of at least 15% above the option exercise price for seven consecutive trading days. Although the options will vest according to the normal vesting schedule (currently 25% a year over four years), an executive may not exercise the options unless and until the exercise threshold is satisfied. Therefore, the executive will not realize any value related to these options until the stock price appreciates at least 15%. This threshold provides a strong link between the value realized by the executive and the creation of value for the stockholders.

The use of stock option exercise thresholds, combined with the increased emphasis placed on Long-Term Performance Awards in recent years, ensured that approximately 66% of senior executive long-term incentives granted in 2006 were tied to specific performance criteria.

In addition to the annual awards in March, certain Named Executive Officers received special stock option awards in December of 2006 as shown in the Grant of Plan Based Awards Table. These awards have a longer vesting schedule than the annual awards: they will vest one-third at the end of the third, fourth, and fifth anniversaries following the date of grant. As is the case with the annual stock option awards, these awards carry a 15% exercise price threshold as described above. These awards were granted for retention purposes during the search for the next CEO. Unlike annual option awards, these special awards are not forfeited in the event of involuntary termination within the first year following the grant date.

Timing of Equity Awards

Annual Long-Term Performance Awards, restricted stock awards, and stock option grants are typically made on the first Tuesday in March to coincide with meetings of the Committee and the full Board of Directors. Consistent timing of equity awards is a good corporate governance practice that eliminates situations where the choice of a grant date would result in a preferential grant price. In 2006, the Committee approved a new Equity Grant Policy covering all equity grants. Details of this policy can be found in the “Equity Grant Policy” section below.

Program Changes for 2007

Based on a review conducted by Mercer in November of 2006, several changes to the compensation program are being implemented in 2007 for reasons noted below.

Annual Incentives

Beginning in 2007, the financial portion of the annual incentive plan will be based on performance against targeted non-GAAP earnings per share. This measure is commonly used in annual incentive plans and more closely aligns annual incentive payouts with the creation of stockholder value. In addition, annual incentive targets are being increased for senior executives, including the Named Executive Officers by 10 percentage points. Market data had indicated that target annual incentives and total cash compensation were below competitive levels.

Long-Term Incentives

Long-term incentive target values are being increased by 50% for the EVP level and by 25% for other executives of the company. These increases in target value position total compensation closer to the company’s market median pay philosophy.

Prior to December 1, 2006, the company granted restricted stock in the U.S. and restricted stock units outside the U.S. As of December 1, 2006, the company adopted a practice of prospectively granting restricted stock units in the U.S. as well. This change was adopted for ease of administration.

Reduction in Time-Based Restricted Stock Awards

In 2007, the company will shift toward a greater reliance on stock options and performance shares such that time-based restricted stock will now only represent approximately 15% of the target long-term program design and 9% of total compensation for Named Executive Officers.

Long-Term Performance Award Program Design

The company has modified the design of the Long-Term Performance Award Program for the 2007-2009 performance period given recent changes and events, and subsequent uncertainty at the company during the search for a new CEO. The Committee will approve annual earnings per share and sales targets at the beginning of each of the three years of the cycle with final payout made at the end of the three-year performance period. Under the previous program design, three-year earnings per share and sales targets were set at the beginning of the three-year performance period. This change provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. This closer line of sight will help to avoid situations where unforeseen events lead to performance targets which are either overstated or understated and do not appropriately support the company’s pay-for-performance philosophy. The three-year total stockholder return modifier has also been eliminated because it would not have been compliant with relevant tax provisions under the new plan design. Given that Long-Term Performance Awards are denominated and paid in shares, however, a strong link to stockholder return exists within the plan design even without the total stockholder return modifier. Additionally, the company’s entire long-term incentive program is stock-based, thus providing further ties to stockholder return.

Tax and Accounting Implications of Executive Compensation Program

The majority of the compensation paid to the Named Executive Officers is considered “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code and is, therefore, fully deductible by the company for federal income tax purposes. In addition, the long-term incentive compensation awarded to the Named Executive Officers is based on a fixed value at grant and therefore is not subject to variable accounting treatment under SFAS 123(R). The company views preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances the company has and in the future will authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the company.

Post-Employment Benefits

The company offers certain plans which provide compensation and benefits to employees who have terminated employment with the company. These plans are reviewed periodically to ensure that they are consistent with competitive practice. The plans offered by the company are common within the company’s peer group and enhance its ability to attract and retain key talent.

Defined Benefit Pension Plans

The company’s defined benefit plans provide income for employees following retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan—Retirement Plan is a non-qualified plan that provides pension benefits above those allowed under the limits for tax-qualified plans. All U.S. employees who are not participants in a pension plan through a collective bargaining agreement are eligible for the Retirement Income Plan if they work at least 1,000 hours per year. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the Named Executive Officers are provided in the Pension Benefit Table.

Savings Plans

The company’s savings plans allow employees to defer a portion of their base salary and to receive matching contributions from the company to supplement their income in retirement. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive matching contributions from the company in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. All U.S. employees who are not participants in a savings plan through a collective bargaining agreement are eligible for the Savings and Investment Program if they work at least 1,000 hours per year. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Savings Plan. The Summary Compensation Table reflects company contributions to these plans during 2006. The Non-Qualified Deferred Compensation Table provides more detail on the Benefits Equalization Savings Plan.

Annual Incentive Deferral Plan

The company maintains a non-qualified deferred compensation program which is available to all executives of the company including the Named Executive Officers. The program provides a benefit to eligible employees by allowing them to defer taxes on earned compensation. This is a common program within the company’s competitive peer group. Under the program, executives are permitted to defer up to 100% of their annual cash incentive awards into two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. The company does not pay above-market interest rates on these investments. Upon retirement or termination, the employee is eligible to receive the deferred amounts based on a previously selected payout schedule. The Committee may approve accelerated distributions in the event of an unforeseeable emergency. In 2006, none of the Named Executive Officers deferred their annual incentive award payments. The Non-Qualified Deferred Compensation Table provides more detail on this program for those Named Executive Officers who have participated in the plan.

Severance Plan

In 2006, the Committee approved the Bristol-Myers Squibb Senior Executive Severance Plan. This plan covers approximately 15 executives including the Named Executive Officers, except for Mr. Cornelius who is not eligible for severance and Mr. Andreotti who is covered under a separate arrangement discussed in more detail in the “Post-Termination Benefits” section. The plan was designed to help retain the senior executive team during a time of transition and a search for the next CEO. Under the company’s broad-based U.S. severance program, which is based on tenure, many senior executives did not have severance protection that was competitive with the market or equitable relative to other BMS company executives. The new plan is designed to provide the same competitive level of protection to all senior executives regardless of tenure. The company believes that providing consistent, competitive levels of severance protection to senior executives helps minimize distraction during a time of uncertainty and helps to retain key employees with short service. The value of this benefit is shown in the “Post-Termination Benefits” section.

Change in Control Arrangements

The company has entered into change in control agreements with certain executives including the Named Executive Officers. (Mr. Cornelius is covered by a separate arrangement.) These agreements are intended to provide for continuity of management in the event of a change in control of the company. These agreements require a “double-trigger” before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination without cause by the company or termination for good reason by the employee within three years after a change in control.

Consistent with competitive practice, if payments made to a covered officer are subject to excise tax as excess parachute payments by the Internal Revenue Code, the company will gross up the compensation to fully offset the excise taxes. However, if the payment does not exceed the excise tax threshold by more than 10%, the company will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up would be made. The company believes that this is a best practice relating to change in control arrangements.

During 2006, the company revised the agreements to ensure compliance with recent changes in the tax laws and the establishment of a new Board policy limiting cash severance to 2.99 times base salary and annual incentive award. For 2007, the definition of a change in control was revised in order to bring it more in line with competitive practice and to ensure that a change in control is not inadvertently triggered under the plan. Specifically, the revisions entail increasing the beneficial ownership threshold and reducing the combined voting power maximum. The agreements were also revised to limit annual and long-term performance award payouts to target levels. Prior to revising the agreements, the Committee reviewed the benefits provided under these agreements to ensure they met the company’s needs and were within competitive parameters with the assistance of its consultant. The Committee will continue to conduct such reviews on an annual basis to ensure the agreements fundamentally conform to applicable company policies and competitive practices. The value of this benefit is provided in the “Post- Termination Benefits” section.

Perquisites

The company provides a number of personal benefits to the Named Executive Officers, including personal air travel on company aircraft, a company car, physical examinations, financial counseling and tax preparation. These benefits help the company attract and retain senior level executives and are reviewed periodically to ensure that they are competitive with industry norms. Each of these perquisites is subject to dollar limits. The company did not provide tax gross-ups related to these perquisites in 2006, except for limited tax gross-ups provided to Mr. Cornelius as described below. Additionally, there is a limit on the number of flight hours the executive may use for personal air travel. The aggregate incremental cost to the company of providing these benefits is provided in a supplemental table which accompanies the Summary Compensation Table. The company also makes available other perquisites and benefits to the Named Executive Officers which do not result in incremental cost to the company such as personal travel on company aircraft for family members (subject to seat availability) and tickets to certain cultural and sporting events.

Compensation of the Interim CEO

Effective September 12, 2006, the Board of Directors appointed James M. Cornelius as Interim CEO of the company. As previously disclosed on a Form 8-K filed on November 3, 2006, the Board of Directors of the company, upon the recommendation of the Committee, approved the compensation to be provided to Mr. Cornelius in connection with his appointment as CEO of the company serving on an interim basis. The details of this arrangement are summarized below:

•	Mr. Cornelius receives an annual base salary of $1,250,000 to be paid in arrears on a bi-weekly basis in accordance with the company’s standard payroll practices.

•	Mr. Cornelius will receive an annual target bonus of 170% of his base salary for up to fifteen (15) months (from September 30, 2006 until December 31, 2007).

•

He is guaranteed six (6) months of bonus at target if he continues to serve as CEO until the earlier of (i) March 31, 2007 and (ii) the date on which a successor CEO commences employment with the company. In addition, Mr. Cornelius will receive the guaranteed bonus if his employment is terminated prior to March 31, 2007 (i) by the company without Cause (as defined in the Cornelius Agreement, (ii) due to death or Disability (as defined in the 2002 Stock Incentive Plan) or (iii) in the event of a “qualified termination” of employment following a Change in Control (as defined in the company’s Executive Performance Incentive Plan. The guaranteed portion of his bonus will be paid at the same time as 2007 bonuses are scheduled to be paid under the company’s Executive Performance Incentive Plan.

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The remaining nine (9) months of bonus are subject to the terms of the Executive Performance Incentive Plan, including the achievement of certain performance criteria. Such bonus, if earned, will be prorated based on the portion of the nine-month period from March 31, 2007 until December 31, 2007 that Mr. Cornelius was employed as CEO of the company and will become payable if Mr. Cornelius (i) is employed as CEO of the company on December 31, 2007, (ii) is terminated without Cause prior to December 31, 2007 or (iii) voluntarily resigns upon commencement of employment of a successor CEO. Upon death or Disability during the period from June 15, 2007 through December 31, 2007, Mr. Cornelius will receive such bonus, if earned, as if he had been employed as CEO of the company through December 31, 2007.

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Under the 2002 Stock Incentive Plan, Mr. Cornelius received, on November 1, 2006, an option to purchase 360,000 shares of company common stock. One-half of the option will vest on the earlier of (i) March 31, 2007 and (ii) the date on which a successor CEO commences employment with the company, provided Mr. Cornelius was employed as CEO of the company on March 31, 2007 or immediately prior to the commencement of a successor CEO, as the case may be. An additional 1/12 will vest at the end of each additional full month of continued employment as CEO after March 31, 2007. If Mr. Cornelius’ employment terminates prior to the full vesting of the option, the

Committee, in its sole discretion, will accelerate all or a portion of the remaining unvested options based upon evaluation of the performance of Mr. Cornelius and the company during his service as CEO. The option is subject to the standard stock appreciation requirements of the stock option grants made to other senior executives of the company. Mr. Cornelius will have the remainder of the term to exercise any vested portion of the option.

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Mr. Cornelius will have use of a leased apartment in New York City having a monthly cost of $25,500 plus utilities and, for security reasons, the use of the company aircraft for all travel (subject to maximum cost limitations with regard to personal and commuting use) and the use of a car and driver. Use of the aircraft and car and driver will be grossed up for income tax purposes, but the use of the apartment will not be grossed up.

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Mr. Cornelius will be entitled to the following benefits upon a change in control of the company and the termination of his employment: (i) pro-rata payment of the higher of target and projected bonus, (ii) full vesting of options and (iii) a gross up on the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, subject to cutback in certain circumstances.

Corporate Policies Covering Executive Compensation

Share Ownership and Retention Guidelines

In order to preserve the link between the interests of the Named Executive Officers and those of stockholders and to ensure good corporate governance, executives are expected to use the shares obtained on the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish a significant level of direct ownership. The company continues to maintain longstanding share ownership expectations for its executives when exercising stock option awards. These share ownership guidelines for Named Executive Officers were revised slightly in 2006 to be consistent with competitive practice by permitting executives to sell shares after share ownership guidelines have been satisfied. Under these guidelines, the CEO must retain shares with a value of eight times his base salary prior to selling any of the net shares obtained upon exercise. The other Named Executive Officers must retain shares with a value of five times their base salary prior to selling any of the net shares obtained upon exercise. Even after these ownership thresholds are satisfied, executives must retain 75% of all net shares obtained as a result of subsequent option exercises for at least two years. These same share retention guidelines apply to restricted stock and restricted stock unit awards.

Recoupment of Compensation

The company maintains clawback provisions relating to stock option, restricted stock and long-term performance awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to the company’s interests, forfeit any outstanding awards as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect the company’s intellectual property and human capital, and help ensure that executives act in the best interest of the company and its stockholders.

In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentives paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, the company will seek to claw back the executive’s entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on the company’s website at www.bms.com.

Equity Grant Policy

In 2006, the Committee approved a policy covering equity grants to all employees. Following is the relevant protocol for the Named Executive Officers.

Approval of Awards

•	Awards granted to the CEO are recommended by the Committee for approval by the independent directors.

•	The Board of Directors has delegated to the Committee the authority to approve awards to all other employees including other Named Executive Officers.

Grant Effective Date

•	For regularly-scheduled annual awards, the grant effective date is the date in March on which the Compensation and Management Development Committee and full Board meet.
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For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

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For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.

In no case whatsoever will the grant effective date precede the approval date of a given award.

Grant Price

The grant price of any and all awards is the fair market value (FMV) of the company’s common stock as of the grant effective date. The FMV is defined under the stockholder-approved stock incentive plan pursuant to which the award is granted. Under the plan currently in effect, the 2002 Stock Incentive Plan, the definition of FMV has recently been changed to the closing price on the New York Stock Exchange on the date of grant. This change was made in light of new SEC executive compensation disclosure rules.

Policy Against Repricing Stock Options

The company has always maintained a consistent policy against repricing stock options. The company believes this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives’ interests with the interests of stockholders. Based on a management recommendation, the Board of Directors adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on the company’s website at www.bms.com.

Policy Regarding Stockholder Approval of Severance

The Board has approved a policy requiring stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus annual incentive. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on the company’s website at www.bms.com.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (Committee) of Bristol-Myers Squibb Company has reviewed and discussed with management the Compensation Discussion and Analysis on pages 17-28 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on their review and discussions with management, the Committee recommended to the company’s full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

Lewis B. Campbell, Chair

Robert E. Allen

Vance D. Coffman

Leif Johansson

Summary Compensation Table

The following tables and notes present the compensation provided to James M. Cornelius, Interim Chief Executive Officer, Andrew R. J. Bonfield, Chief Financial Officer, as well as the three other most highly compensated Executive Officers. In addition, the tables and notes include former Chief Executive Officer, Peter R. Dolan, and an additional highly compensated executive, Anthony C. Hooper, who was not an Executive Officer as of December 31, 2006.

Summary Compensation Table

2006 Fiscal Year

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
James M. Cornelius Interim Chief Executive Officer	2006	$379,808	—	$0	$610,169	—	$164,708	$318,194	$1,472,879

Andrew R. J. Bonfield EVP & Chief Financial Officer	2006	$809,386	—	$936,138	$674,051	$740,540	$168,112	$111,543	$3,439,770
Lamberto Andreotti EVP & President WW Pharmaceuticals	2006	$1,008,345	—	$1,273,917	$686,843	$1,104,887	$303,124	$269,251	$4,646,366

Elliott Sigal, M.D., Ph.D. EVP, Chief Scientific Officer & President PRI	2006	$728,687	—	$1,078,998	$585,989	$734,616	$549,440	$68,372	$3,746,102
Stephen E. Bear SVP Human Resources	2006	$466,101	—	$512,932	$369,314	$292,524	$469,411	$38,038	$2,148,319

Peter R. Dolan Former Chief Executive Officer	2006	$1,043,269	—	$(815,462)	$4,874,951	$0	$3,256,983	$1,438,238	$9,797,979
Anthony C. Hooper President U.S. Pharmaceuticals	2006	$618,000	—	$569,675	$377,150	$465,045	$349,402	$44,812	$2,424,084

(1)	Mr. Cornelius’ salary is pro-rated from 09/12/2006, the date he assumed the Interim CEO role. Mr. Dolan’s salary is pro-rated from the beginning of the year until 10/31/2006, the date he separated from the company. Base salary for other Named Executive Officers is equal to their actual salaries for 2006.

(2)	Represents 2006 expense for restricted stock and long-term performance awards. Restricted stock is valued based on the average of the high and low price on the grant date. Long-Term Performance Awards are valued based on the average of the high and low price on the grant date and projected performance. The 2006 award was valued using a Monte Carlo model which resulted in a fair value of 88% of the average of the high and low price on the grant date. The company pays dividends on unvested restricted stock. The value of these dividends is included in the valuation of the restricted stock. For Mr. Dolan, includes forfeited awards which result in income for the company.

(3)	Represents 2006 expense for stock options. Below are the assumptions used to value the awards included in the 2006 expense which reflects the unamortized portion of the awards below.

Grant Date	Expected Term (years)	Volatility	Risk- Free Rate	Dividend Yield	Black- Scholes Ratio	Award Recipient
03/01/2001	7	28.6%	5.8%	1.5%	0.3617	Mr. Dolan
01/02/2002	7	31.3%	5.0%	3.0%	0.2961	Mr. Bear
03/05/2002	7	31.3%	5.0%	3.0%	0.2961	Mr. Andreotti, Dr. Sigal, Mr. Bear, Mr. Dolan, Mr. Hooper
10/02/2002	7	31.3%	5.0%	3.0%	0.2961	Mr. Bonfield
03/04/2003	7	29.6%	3.5%	4.0%	0.2227	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Bear, Mr. Dolan, Mr. Hooper
03/02/2004	7	30.0%	3.5%	4.4%	0.2117	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Bear, Mr. Dolan, Mr. Hooper
03/01/2005	7	29.1%	4.4%	4.6%	0.2160	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Bear, Mr. Dolan, Mr. Hooper
03/07/2006	8	30.0%	4.4%	4.7%	0.2010	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Bear, Mr. Dolan, Mr. Hooper
11/01/2006	6	28.1%	4.6%	4.7%	0.2501	Mr. Cornelius
12/01/2006	8	28.1%	4.7%	4.7%	0.2815	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Bear, Mr. Hooper

(4)	Represents 2006 Performance Incentive Plan bonus earned. This payment was made on 03/15/2007.

(5)	Includes increase in estimated value of accrued benefits during the year. The company does not pay above-market interest rates on deferred compensation.

(6)	Includes value of perquisites and company contributions to the Qualified and BEP savings plans. The details of the components of this column are provided in a separate table.

All Other Compensation Detail

2006 Fiscal Year

Name	Year	Car(1)	Air Travel(2)	Financial Counseling (3)	Tax Preparation (3)	Total Perquisites and Other		Company Contributions to Savings Plans	Total All Other Compensation
James M. Cornelius	2006	$9,452	$181,398	$0	$0	$318,194	(4)	$0	$318,194
Andrew R. J. Bonfield	2006	$0	$62,733	$7,688	$4,700	$75,121		$36,422	$111,543
Lamberto Andreotti	2006	$13,250	$77,286	$0	$8,155	$223,875	(5)	$45,376	$269,251
Elliott Sigal, M.D., Ph.D.	2006	$11,076	$24,451	$0	$0	$35,581	(6)(7)	$32,791	$68,372
Stephen E. Bear	2006	$5,489	$0	$8,075	$3,500	$17,064	(6)	$20,974	$38,038
Peter R. Dolan	2006	$43,235	$91,611	$0	$0	$1,391,291	(6)(8)	$46,947	$1,438,238
Anthony C. Hooper	2006	$8,216	$0	$8,075	$500	$17,002	(7)	$27,810	$44,812

(1)	Reflects the value of the company car. For Mr. Dolan and Mr. Cornelius, includes the cost of a company driver for personal travel. Pursuant to an independent third-party security study, Mr. Cornelius is (and Mr. Dolan during his tenure was) required to use a company provided car and driver in the interest of his safety and security.

(2)	Reflects the aggregate incremental cost to the company for personal air travel. The value of personal air travel includes the following: costs for fuel, maintenance labor and parts, engine reserve, APU overhaul, landing and parking fees, crew expenses, supplies, catering and costs incurred for deadhead flights. For Mr. Cornelius, it includes the cost of personal travel on company aircraft ($152,772) and the cost of personal travel on NetJets ($28,626). Pursuant to an independent security study, Mr. Cornelius is (and Mr. Dolan during his tenure was) required to use corporate aircraft for personal travel in the interest of his safety and security. All of the Named Executive Officers except Mr. Bear were occasionally accompanied by a spouse or other guest on trips during 2006. To the extent that the executive, family members or guests use the company plane for personal air travel, the executive pays taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. Except for Mr. Cornelius, the company does not reimburse the executives for the taxes paid.

(3)	Reflects bills paid for financial counseling and tax preparation services.

(4)	Includes costs related to three months of housing totaling $110,301 that consists of a processing fee ($550), common charges ($4,926), broker’s commission ($40,900), and rent ($63,925), as well as tax gross-ups related to personal air travel ($17,043).

(5)	Includes relocation ($35,081) and closing costs ($90,103).

(6)	These executives used company tickets to attend sporting events with a guest or family member. There was no incremental cost to the company for these tickets.

(7)	Total includes physical exams by company medical staff during 2006. This benefit is available to all executives of the company.

(8)	Includes the 2006 annual monitoring cost for a home security system ($902) and repair services ($222). Also includes severance payment of $1,237,981 and the cost of continuation of healthcare benefits ($17,340).

Grants of Plan-Based Awards

2006 Fiscal Year

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)(3)			All Other Stock Awards: # of Shares of Stock or Units (4)	All Other Option Awards: # of Securities Underlying Options (5)	Exercise or Base Price of Option Awards ($/ Share) (6)	Grant Date Closing Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards (7)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James M. Cornelius	11/01/06								360,000	$24.76	$24.62	$1,873,890
Andrew R. J. Bonfield		$297,406	$743,514	$1,572,656
	03/07/06				7,650	20,000	50,600					$400,048
	03/07/06							24,000				$545,520
	03/07/06								99,960	$22.73	$22.59	$456,690
	12/01/06								300,000	$24.74	$24.84	$2,089,395
Lamberto Andreotti		$443,730	$1,109,324	$2,413,125
	03/07/06				9,180	24,000	60,720					$480,058
	03/07/06							27,600				$627,348
	03/07/06								115,000	$22.73	$22.59	$525,404
	12/01/06								300,000	$24.74	$24.84	$2,089,395
Elliott Sigal, M.D., Ph.D.		$268,108	$670,270	$1,407,881
	03/07/06				7,650	20,000	50,600					$400,048
	03/07/06							23,000				$522,790
	03/07/06								95,795	$22.73	$22.59	$437,661
	12/01/06								300,000	$24.74	$24.84	$2,089,395
Stephen E. Bear		$111,864	$279,660	$608,692
	03/07/06				3,863	10,100	25,553					$202,024
	03/07/06							11,110				$252,530
	03/07/06								46,420	$22.73	$22.59	$212,080
	12/01/06								200,000	$24.74	$24.84	$1,392,930
Peter R. Dolan(8)		$850,000	$2,125,000	$4,781,250
	03/07/06				57,375	150,000	379,500					$3,000,360
	03/07/06							100,000				$2,273,000
	03/07/06								500,500	$22.73	$22.59	$2,286,649
Anthony C. Hooper		$173,040	$432,600	$945,000
	03/07/06				6,885	18,000	45,540					$360,043
	03/07/06							18,900				$429,597
	03/07/06								78,750	$22.73	$22.59	$359,787
	12/01/06								200,000	$24.74	$24.84	$1,392,930

(1)	Per the company’s Equity Grant Policy discussed in the Compensation Discussion and Analysis. Grant date for annual award is the Compensation and Management Development Committee approval date. Grant date for other awards is the first day of the month following approval of the awards.

(2)	Target payouts under the Performance Incentive Plan are based on a targeted percentage of base salary earned during the year. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. Approved maximum represents maximum in compliance with Section 162(m). Threshold represents the threshold on the leverage curve applicable to employees below the Named Executive Officer level. For Named Executive Officers, the Committee may use its negative discretion to award less than the threshold award even if financial targets are met.

(3)	Target payouts under the Long-Term Performance Award Program will be based one-half on a cumulative sales target and one-half on cumulative earnings per share over the three-year period with Total Shareholder Return versus peer companies being used as a modifier. Target awards will be paid only if the sales and earnings per share targets are achieved and total shareholder return is at the median of the proxy peer group of companies. Threshold performance on all measures will result in a payout of 38% of target. Performance below threshold level on all three measures will result in no payout. Performance below threshold on some but not all of the measures may result in a payout below the threshold above. Maximum performance will result in a payout of 253% of target. Performance above the maximum level will result in the maximum payout.

(4)	Restricted stock awards vest 33% per year in years 3, 4, and 5.

(5)	The annual stock option awards granted on 03/07/2006 vest in equal installments over 4 years. The award granted to Mr. Cornelius vests 50% on 03/31/2007 and an additional 1/12 will vest at the end of each additional full month of continued employment as CEO after 03/31/2007. Stock options granted on 12/01/2006 vest in three equal installments at the end of years 3, 4 and 5 following the date of grant. All of these awards are subject to a 15% price appreciation threshold and are not exercisable until the threshold is met and maintained for 7 consecutive trading days.

(6)	The exercise price is based on the FMV (average of high and low stock price) on the date of grant.

(7)	Long-Term Performance Award Program based on number of shares, grant price and present value ratio of .88 based on a Monte Carlo simulation. Stock options based on number of shares, grant price and Black-Scholes ratio of .2010 for the 03/07/2006 award, .2501 for the 11/01/2006 award and .2815 for the 12/01/2006 award. Restricted stock based on number of shares and grant price. Specific valuation assumptions relating to stock options are provided in the Summary Compensation Table.

(8)	All these awards with a total value of $7,560,009 were forfeited upon termination from the company.

Outstanding Equity Awards At Fiscal Year-End

2006 Fiscal Year

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)		Market Value of Shares or Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested($)(3)
	Exercisable	Unexercisable(1)
James M. Cornelius	0	360,000	(4)(13)	$24.76	10/30/2016
	0	360,000

Andrew R. J. Bonfield	200,000	0	(5)	$24.19	9/30/2012
	112,500	37,500	(5)	$23.14	3/4/2013
	56,666	56,667	(5)	$28.11	3/1/2014
	0	113,333	(5)(13)	$25.45	2/28/2015
	0	99,960	(5)(13)	$22.73	3/6/2016
	0	300,000	(6)(13)	$24.74	11/30/2016
						33,334	(9)	$877,351
						23,334	(9)	$614,151
						18,889	(9)	$497,158
						18,889	(9)	$497,158
						24,000	(9)	$631,680
									7,382	(11)	$194,301
									20,000	(12)	$526,400
	369,166	607,460				118,446		$3,117,499	27,382		$720,701
Lamberto Andreotti	20,507	0	(5)	$49.91	3/31/2008
	18,929	18,930	(5)(14)	$62.95	1/3/2009
	3,365	0	(7)	$61.09	1/2/2010
	26,817	0	(5)	$42.64	3/6/2010
	18,075	18,075	(5)(14)	$59.78	3/5/2011
	40,000	0	(5)	$48.08	3/4/2012
	30,000	0	(8)	$28.90	6/3/2007
	101,250	33,750	(5)	$23.14	3/4/2013
	54,000	54,000	(5)	$28.11	3/1/2014
	0	112,500	(5)(13)	$25.45	2/28/2015
	0	115,000	(5)(13)	$22.73	3/6/2016
	0	300,000	(6)(13)	$24.74	11/30/2016
						3,334	(9)	$87,751
						33,334	(9)	$877,351
						18,000	(9)	$473,760
						18,750	(9)	$493,500
						125,000	(9)	$3,290,000
						27,600	(9)	$726,432
									6,656	(11)	$175,173
									24,000	(12)	$631,680
	312,943	652,255				226,018		$5,948,794	30,656		$806,853

Outstanding Equity Awards At Fiscal Year-End

2006 Fiscal Year

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)		Market Value of Shares or Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested($)(3)
	Exercisable	Unexercisable(1)
Elliott Sigal, M.D., Ph.D.	21,033	0	(5)	$42.67	11/2/2007
	20,507	0	(5)	$48.45	3/2/2008
	15,406	15,407	(5)(14)	$62.95	1/3/2009
	3,365	0	(7)	$61.09	1/2/2010
	33,521	0	(5)	$42.64	3/6/2010
	18,075	18,075	(5)(14)	$59.78	3/5/2011
	65,000	0	(5)	$48.08	3/4/2012
	51,000	17,000	(5)	$23.14	3/4/2013
	24,166	24,167	(5)	$28.11	3/1/2014
	0	103,500	(5)(13)	$25.45	2/28/2015
	0	95,795	(5)(13)	$22.73	3/6/2016
	0	300,000	(6)(13)	$24.74	11/30/2016
						3,155	(10)	$83,040
						8,334	(9)	$219,351
						8,334	(9)	$219,351
						16,667	(9)	$438,675
						8,056	(9)	$212,034
						17,250	(9)	$454,020
						50,000	(9)	$1,316,000
						23,000	(9)	$605,360
									6,656	(11)	$175,173
									20,000	(12)	$526,400
	252,073	573,944				134,796		$3,547,831	26,656		$701,573

Stephen E. Bear	52,500	52,500	(5)	$51.10	1/1/2012
	70,000	0	(5)	$48.08	3/4/2012
	57,000	19,000	(5)	$23.14	3/4/2013
	26,666	26,667	(5)	$28.11	3/1/2014
	0	55,833	(5)(13)	$25.45	2/28/2015
	0	46,420	(5)(13)	$22.73	3/6/2016
	0	200,000	(6)(13)	$24.74	11/30/2016
						8,334	(9)	$219,351
						16,667	(9)	$438,675
						8,889	(9)	$233,958
						9,306	(9)	$244,934
						11,110	(9)	$292,415
									3,749	(11)	$98,661
									10,100	(12)	$265,832
	206,166	400,420				54,306		$1,429,334	13,849		$364,493

Outstanding Equity Awards At Fiscal Year-End

2006 Fiscal Year

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)		Market Value of Shares or Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested($)(3)
	Exercisable	Unexercisable(1)
Peter R. Dolan	157,747	0	(5)	$27.44	1/12/2007
	126,198	0	(5)	$48.45	3/2/2008
	63,099	63,099	(5)(14)	$62.95	1/3/2009
	17,878	0	(7)	$61.09	1/2/2010
	86,761	86,761	(5)(14)	$61.09	1/2/2010
	92,019	92,020	(5)(14)	$68.64	1/1/2011
	87,638	175,274	(5)(15)	$53.07	4/30/2011
	500,000	0	(5)	$48.08	3/4/2012
	550,000	0	(5)	$23.14	3/4/2013
	500,500	0	(5)	$28.11	3/1/2014
	0	500,500	(5)(13)	$25.45	2/28/2015
									35,063	(11)	$922,848
									0	(12)	$0
	2,181,840	917,654				—		—	35,063		$922,848

Anthony C. Hooper	17,878	0	(5)	$32.00	3/3/2007
	25,660	0	(5)	$48.45	3/2/2008
	15,406	15,407	(5)(14)	$62.95	1/3/2009
	2,524	0	(7)	$61.09	1/2/2010
	33,127	0	(5)	$42.64	3/6/2010
	18,075	18,075	(5)(14)	$59.78	3/5/2011
	40,000	0	(5)	$48.08	3/4/2012
	30,000	0	(8)	$28.90	6/3/2007
	51,000	17,000	(5)	$23.14	3/4/2013
	31,666	31,667	(5)	$28.11	3/1/2014
	0	55,833	(5)(13)	$25.45	2/28/2015
	0	78,750	(5)(13)	$22.73	3/6/2016
	0	200,000	(6)(13)	$24.74	11/30/2016
						6,667	(9)	$175,475
						16,667	(9)	$438,675
						10,556	(9)	$277,834
						9,306	(9)	$244,934
						25,000	(9)	$658,000
						18,900	(9)	$497,448
									3,749	(11)	$98,661
									18,000	(12)	$473,760
	265,336	416,732				87,096		$2,292,367	21,749		$572,421

(1)	For annual grants in 1997 to 2001, a portion of each grant was subject to an exercise threshold. Beginning with the 2005 grants, 100% of the annual grant is subject to an exercise threshold. To the extent that the threshold has not yet been met, the options appear in this column even if vested with a footnote describing the threshold. Awards granted prior to 2006, become exercisable in the 9th year of the award even if the threshold is not met.

(2)	Represents unvested restricted stock as of 12/29/2006.

(3)	Values based on closing stock price on 12/29/2006 of $26.32.

(4)	This stock option award vests 50% on 03/31/2007. The remaining 50% vests in 12 equal monthly installments thereafter.

(5)	These stock option awards granted on 04/01/1998, 01/04/1999, 01/03/2000, 03/07/2000, 01/02/2001, 03/06/2001, 05/01/2001, 03/05/2002, 10/01/2002, 03/04/2003, 03/02/2004, 03/01/2005 and 03/07/2006 vest in equal annual installments of 25% over 4 years following the date of grant.

(6)	Stock options granted on 12/01/2006 vest in three equal installments at the end of years 3, 4 and 5 following the date of grant.

(7)	This award was granted in lieu of a portion of the annual incentive for 2000. The award vested 100% after 1 year from date of grant.

(8)	Share value options granted on 06/04/2002 become fully vested and exercisable on the earlier of: (a) three years following the date of grant; or (b) when the stock price closes at $50.00 or higher for seven consecutive trading days.

(9)	Restricted stock granted on 01/02/2002, 03/01/2002, 06/20/2002, 10/01/2002, 11/01/2002, 09/10/2003, 03/02/2004, 03/01/2005, 09/20/2005 and 03/07/2006 vests in three equal installments at the end of years 3, 4 and 5 following the grant date.

(10)	Restricted stock granted on 02/21/2000 vests in 5 equal installments at the end of years 3 through 7 following the grant date.

(11)	Reflects the 2005-2007 plan at threshold performance. The 2005-2007 plan is currently tracking below threshold.

(12)	Reflects the 2006-2008 plan at target performance. The 2006-2008 plan is currently tracking above threshold but below target.

(13)	100% of award is subject to a 15% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for 7 consecutive trading days.

(14)	50% of award is subject to a 30% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for 15 consecutive trading days.

(15)	33.3% of award is subject to a 30% price appreciation threshold; 33.3% of award is subject to a 50% price appreciation threshold; 33.3% is subject to normal vesting. Options are not exercisable until the threshold is met and maintained for 15 consecutive trading days.

Option Exercises and Stock Vesting

2006 Fiscal Year

	Options			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
James M. Cornelius	0	$0		0	$0(2)
				0	$0(3)
Andrew R. J. Bonfield	0	$0		5,261	$138,470(2)
				44,999	$1,095,843(3)
Lamberto Andreotti	0	$0		5,261	$138,470(2)
				23,505	$557,926(3)
Elliott Sigal, M.D., Ph.D.	0	$0		2,264	$59,588(2)
				28,154	$661,659(3)
Stephen E. Bear	0	$0		2,964	$78,012(2)
				16,666	$383,818(3)
Peter R. Dolan	23,136	$54,342	(1)	38,998	$1,026,427(2)
				114,346	$2,752,575(3)
Anthony C. Hooper	0	$0		2,964	$78,012(2)
				16,753	$405,639(3)

(1)	Option granted on 03/05/1996 with an exercise price of $20.74. The option was exercised on 02/21/2006 at a price of $23.09. Options would have expired on 03/04/2006.

(2)	Reflects Long-Term Performance Award payout based on closing stock price on 12/29/2006 of $26.32.

(3)	Reflects restricted shares that vested during 2006. Value realized is based on FMV on vesting date.

Retirement Plan

The Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Internal Revenue Code. The benefit is calculated based on the employee’s final average compensation and years of service. All U.S. employees who are not participants in a pension plan through a collective bargaining agreement are eligible for the Retirement Income Plan if they work at least 1,000 hours per year. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The key plan provisions are as follows:

•	The retirement benefit equals:

•	2% x Final Average Compensation x Years of Service, up to 40, minus

•	1/70th of the Primary Social Security Benefit x Years of Service, up to 40.

•

Final Average Compensation equals the average of the five consecutive years out of the last ten in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

The Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The provisions are the same as those above for the Retirement Income Plan, except for the following:

•	Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

•	Compensation includes the higher of bonus earned or paid during the year.

•	The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan.

Present Value of Accumulated Pension Benefits

2006 Fiscal Year

Name	Plan Name	# of Years of Credited Service	Present Value of Accumulated Benefits(1)
James M. Cornelius	Retirement Income Plan	0.72	$27,178
	Benefit Equalization Plan	0.72	$137,530

Andrew R. J. Bonfield	Retirement Income Plan	4.59	$81,702
	Benefit Equalization Plan	4.59	$518,890

Lamberto Andreotti(2)	Retirement Income Plan	1.25	$44,840
	Benefit Equalization Plan	1.25	$310,243

Elliott Sigal, M.D., Ph.D.	Retirement Income Plan	9.39	$308,366
	Benefit Equalization Plan	9.39	$1,363,676

Stephen E. Bear(3)	Retirement Income Plan	19.41	$663,980
	Benefit Equalization Plan	19.41	$1,705,582

Peter R. Dolan(4)	Retirement Income Plan	19.00	$635,998
	Benefit Equalization Plan	19.00	$9,058,071

Anthony C. Hooper	Retirement Income Plan	11.00	$304,760
	Benefit Equalization Plan	11.00	$1,035,591

(1)	Except for Mr. Dolan, the present value of accumulated benefit was calculated using a discount rate of 6% and the RP 2000 mortality table. These assumptions are the same as those disclosed in conformity with generally accepted accounting principles. Except for Mr. Cornelius and Mr. Dolan, payments are assumed to begin at age 60, the earliest age that employees are eligible for an unreduced pension. Mr. Cornelius is assumed to begin his pension at age 65, the earliest age that he would be eligible for an unreduced pension. The actual benefit received will vary based on a number of factors including final pay, years of service and interest rates at the time of retirement.

(2)	Does not include the value of participation in Italian government pension system.

(3)	Mr. Bear has met the requirements for early retirement.

(4)	The present value of accumulated benefit for Mr. Dolan was calculated using a discount rate of 4.85% and the 94 GAR mortality table. These assumptions were used to calculate the lump sum value of his pension as of his termination date of 10/31/2006.

Non-Qualified Deferred Compensation Plan

The Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Savings Plan. The key provisions of the BEP-Savings Plan are as follows:

•

Contributions to the BEP-Savings Plan begin once the employee’s total base salary paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

•	Employees may defer up to 20% of their base salary.

•	The company matching contribution equals 75% of the employee’s contribution, up to 6% of base salary.

•	The plan is not funded. Benefits are paid from general assets of the company.

•	Employees may allocate their contributions among 12 different investment options.

•

The employee’s full balance under the BEP-Savings Plan is paid following termination of employment, or, if an election is made at least 12 months prior to termination, the payments may be deferred until a later date, no sooner than five years following the termination date.

Non-Qualified Deferred Compensation

2006 Fiscal Year

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE

James M. Cornelius(3)	$0	$0	$0	$0	$0
Andrew R. J. Bonfield(4)	$35,363	$26,522	$28,179	$0	$272,229
Andrew R. J. Bonfield(5)	$0	$0	$50,451	$0	$309,067
Lamberto Andreotti(4)	$47,301	$35,476	$6,916	$0	$96,778
Elliott Sigal, M.D., Ph.D.(4)	$61,042	$22,891	$24,620	$0	$438,833
Elliott Sigal, M.D., Ph.D.(5)	$0	$0	$115,296	$0	$1,315,137
Stephen E. Bear(4)	$40,235	$11,316	$51,297	$0	$364,066
Stephen E. Bear(6)	$0	$0	$16,426	$19,840	$161,159
Peter R. Dolan(4)(7)	$178,823	$40,235	$246,509	$2,283,278	$610,130
Anthony C. Hooper(4)	$59,700	$17,910	$37,869	$0	$494,791

(1)	These amounts are also included in the All Other Compensation column in the Summary Compensation Table.

(2)	The company does not pay above-market interest rates.

(3)	Mr. Cornelius did not have a balance in 2006.

(4)	Reflects non-qualified savings and investment program. Executive contributions are included in the Salary column and registrant contributions are included in the All Other Compensation column of the Summary Compensation Table.

(5)	Reflects earnings and aggregate balance related to prior voluntary deferral of Performance Incentive Plan bonus.

(6)	Reflects earnings and distributions under a discontinued deferred compensation plan. Mr. Bear receives quarterly distributions under this plan because he terminated employment on 06/17/1999 and was rehired on 12/10/2001. No additional contributions can be made to this plan.

(7)	Mr. Dolan received a withdrawal of $2,283,277.57 following his termination of employment on 10/31/2006. He will receive the remainder of his account in May 2007.

Post-Termination Benefits

The following illustrates the potential payments and benefits under the company’s plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2006. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table. The previously disclosed termination benefits that were made to Mr. Dolan upon his termination without cause on October 31, 2006 are outlined at the end of this section.

Termination of Employment Obligations (Excluding Vested Benefits)

2006 Fiscal Year

Name	Cash Severance (1)	In the Money Value of Options (2)	Restricted Stock (3)	Long-Term Performance Plan(4)	Retirement (5)	Savings Plan Balances (6)	Health and Perquisites (7)	Retiree Medical (8)	Total	Gross-Up on Excise Taxes(9)
Involuntary Termination Not for Cause
James M. Cornelius	$531,250	$561,600	$0	$0	$0	$0	$19,927	$0	$1,112,777
Andrew R. J. Bonfield	$1,785,450	$667,200	$568,512	$0	$0	$0	$26,450	$0	$3,047,612
Lamberto Andreotti	$6,685,251	$654,731	$897,959	$0	$0	$0	$31,557	$0	$8,269,498
Elliott Sigal, M.D., Ph.D.	$1,700,000	$595,594	$703,244	$0	$0	$0	$28,939	$0	$3,027,777
Stephen E. Bear(10)	$942,346	$0	$0	$0	$0	$0	$14,895	$0	$957,241
Anthony C. Hooper	$1,248,000	$406,491	$390,878	$0	$0	$0	$28,584	$0	$2,073,953

Qualifying Termination Within 3 Years Following a Change in Control
James M. Cornelius	$1,062,500	$561,600	$0	$0	$0	$0	$0	$0	$1,624,100	$0
Andrew R. J. Bonfield	$5,605,420	$1,026,056	$3,117,499	$514,117	$3,208,763	$34,147	$118,306	$133,387	$13,757,696	$5,084,945
Lamberto Andreotti	$6,685,251	$1,067,581	$5,948,794	$515,872	$2,070,698	$0	$131,902	$75,724	$16,495,822	$5,759,263
Elliott Sigal, M.D., Ph.D.	$5,337,150	$939,498	$3,547,831	$480,779	$3,609,640	$0	$117,537	$85,272	$14,117,706	$5,880,059
Stephen E. Bear(10)	$2,254,092	$166,648	$1,019,374	$230,175	$1,195,155	$0	$120,993	$0	$4,986,436	$2,402,399
Anthony C. Hooper	$3,171,792	$689,204	$2,292,367	$329,877	$2,137,902	$0	$113,469	$101,611	$8,836,222	$3,515,447

(1)	Involuntary termination represents severance including any supplemental severance where appropriate. Change in control represents 2.99 times base salary plus target bonus. As discussed below, Mr. Cornelius has a separate severance and change in control arrangement and Mr. Andreotti has a separate severance arrangement of 2.99 times base salary and target bonus.

(2)	Intrinsic value as of 12/31/2006 with the closing stock price of $26.32 on 12/29/2006. For involuntary termination, represents unvested awards held at least one year and the 12/01/2006 option award where appropriate. For change in control, represents all unvested awards.

(3)	As of 12/31/2006 with the closing stock price of $26.32 on 12/29/2006. For involuntary terminations represents pro-rata portion. For change in control, represents all unvested shares.

(4)	As of 12/31/2006 with the closing stock price of $26.32 on 12/29/2006. For change in control, represents pro-rata portion at target.

(5)	Change in control values include special early retirement subsidy and additional years of credited service.

(6)	Reflects vesting of unvested portion upon change in control as of 12/31/2006.

(7)	For involuntary termination, reflects health care continuation through the severance period. Perquisites include 1 year of tax preparation, car continuation through the severance period and 2.5 months of financial planning. For change in control, represents continuation of health benefits and perquisites for 3 years.

(8)	Value reflects cost to the company for providing retiree medical benefits.

(9)	Reflects the gross-up under the change in control agreements. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes, and the excise tax. Includes Federal income tax of 35%, excise tax of 20% and relevant state taxes. Does not reflect employment taxes or amounts attributable to the loss of itemized deductions.

(10)	Mr. Bear is retirement-eligible and therefore entitled to a pro-rata portion of restricted stock held for one year from the grant date, accelerated vesting of options held for one year from the grant date, and a pro-rata LTP payment based on months worked at the actual payout level. Change in control value reflects:

•	Options—The value of the 2006 stock option award which will not have been held for one year from the grant date.
•	Restricted Stock—The difference between a pro-rata portion of restricted stock held for one year from the grant date and all unvested restricted stock including shares held less than one year.
•	Long-Term Performance Award—The difference between an actual and a target payout on a pro-rata basis.

Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination.

Retirement and Death

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options—Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and has the full term to exercise. For retirement, exercise thresholds as described in the Compensation Discussion and Analysis (CD&A) and Outstanding Equity Awards Table, where applicable, remain in effect. Upon death, exercise thresholds lapse.

Restricted Stock—Employees are eligible for a pro-rata portion of restricted stock awards held at least one year from the grant date.

Long-Term Performance Awards—Employees are eligible for a pro-rata portion of long-term performance awards held at least one year from the grant date.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical and Life Insurance—Employees with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, the employee is eligible for a pro-rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options—Upon signing a general release, an employee is eligible for accelerated vesting of stock options held at least one year from the grant date and has three months to exercise. As discussed in the CD&A, the December 2006 option award made to the Named Executive Officers does not need to be held for one year in order to be accelerated upon an involuntary termination not for cause. If an employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. Exercise thresholds as described in the CD&A and Outstanding Equity Awards Table, where applicable, remain in effect.

Restricted Stock—Upon signing a general release, employees are eligible for a pro-rata portion of restricted stock awards held at least one year from the grant date.

Long-Term Performance Awards—Awards are forfeited; however, if the employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will be eligible for a pro-rata portion of any awards held at least one year from the grant date.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan. If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable immediately following termination of employment with the enhanced adjustment factors that are applicable to employees eligible for early retirement.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical Insurance—If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage without company subsidy until age 55, and is eligible for the post-retirement medical benefits starting at age 55.

Cash Severance—As disclosed in the CD&A, approximately 15 senior executives (including the Named Executive Officers except for Mr. Cornelius) are eligible to receive severance payments and benefits if their employment is terminated for any of the following reasons:

•	Involuntary termination not for “cause”;

•	The executive’s monthly base salary is reduced;

•	The executive’s grade level is reduced; or

•

The location of the executive’s job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company’s relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

A terminated executive who signs a general release will be eligible for the following:

•

Severance payments in the amount of 2 times base salary for all NEOs, except for the CEO who is not eligible for severance benefits and Mr. Andreotti who is eligible for 2.99 times base salary and target bonus under a previously disclosed arrangement. The benefit for Mr. Andreotti is based on the benefit that he was entitled to receive as an employee in Italy prior to becoming a local U.S. employee;

•	Continuation of medical, dental and life insurance benefits;

•	Outplacement services;

•	Financial counseling for a one-year period following the separation date (subject to relevant tax provisions);

•	Tax preparation assistance for the year of separation; and

•	Executive car program for the earlier of: (a) 90 days from the first of the month following separation; or (b) when the executive has obtained employment outside the company.

Change in Control

As disclosed in the CD&A, the company has entered into change in control agreements with certain senior executives including all of the Named Executive Officers except Mr. Cornelius. The current agreements will expire on December 31, 2007, and may be extended with revisions, as appropriate, beginning on January 1, 2008, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year.

To trigger benefits, there must be both a change in control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for three years following a change in control.

“Change in Control” means the occurrence of any one of the following events after the Effective Date:

(i)	Any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

(ii)	The consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company’s then outstanding securities;

(iii)	The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company’s assets; or

(iv)	The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

A terminated executive who signs an agreement not to compete with the company for a period of one year, shall receive the following benefits:

•

A cash payment equal to 2.99 years of base salary plus target bonus. (If time between termination date and normal retirement is less than 2.99 years, then payment multiple is equal to this lesser amount of time.)

•	Payout of outstanding awards under the Long-Term Performance Award Program on a pro-rata basis at target including any award held less than one year.

•	Payout of annual bonus on a pro-rata basis at target.

•	Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of restricted stock, including shares held less than one year.

•	Three additional years of service and age for pension purposes.

•	Application of the early retirement subsidy under the Retirement Income Plan for executives who are terminated prior to age 55 as if the executive were 55 with at least ten years of service.

•	Eligibility for retiree medical benefits based on three years additional age and service.

•	Continuation of perquisites and benefits for three years.

•	Vesting of unvested match in the Company Savings Plan.

•

Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

•	Payment of any legal fees incurred to enforce the agreement.

During his tenure as Interim CEO, Mr. Cornelius is eligible for the following benefits upon a change in control of the company and the termination of his employment: (i) pro-rata payment of the higher of target and projected bonus, (ii) full vesting of options and (iii) a gross up on the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, subject to cutback in certain circumstances.

Termination of Mr. Dolan

As previously disclosed on a Form 8-K filed on November 3, 2006, effective September 12, 2006, Peter R. Dolan ceased to serve as Chief Executive Officer of Bristol-Myers Squibb Company. In connection with Mr. Dolan’s termination without cause on October 31, 2006, the Board of Directors of the company, upon the recommendation of the Committee, approved certain benefits to be provided to Mr. Dolan. The benefits, summarized below, reflect benefits to which he was entitled under the company’s various compensation and U.S. benefits plans as an employee who is involuntarily terminated without cause and who executes a General Release.

•

Under the Bristol-Myers Squibb Company Severance Plan in effect at the time, Mr. Dolan received (i) a total gross cash severance payment of $1,237,981 (less applicable withholdings), representing 51.5 weeks of base salary and (ii) company-subsidized medical and dental plan benefits and company-paid life insurance equal to one times base pay for up to 51.5 weeks following his separation from the company.

•

Based on his age and years of service, Mr. Dolan attained the status of a Rule of 70 employee (i.e., his age plus years of service rounded up to the next higher whole number equaled at least 70, and he had completed ten years of service and was not a retiree) and, therefore, was entitled to receive the following benefits:

•

Under the Bristol-Myers Squibb Company Retirement Income Plan and the Benefit Equalization Plan—Retirement Income Plan, Mr. Dolan will receive pension benefits as disclosed in the Present Value of Accumulated Pension Benefits table on page 39.

•

Under the company’s 1983, 1997 and 2002 Stock Incentive Plans, Mr. Dolan received: a) accelerated vesting and the remainder of the full term to exercise all options outstanding for at least one year; (b) the remainder of the full-term to exercise previously vested stock options; c) pro-rata vesting of all restricted stock outstanding for at least one year; and d) the opportunity to receive pro-rata distributions from long-term performance awards that had been outstanding for more than a year, assuming performance thresholds are met. As disclosed in footnote (8) of the Grant of Plan-Based Awards Table, stock options, restricted stock and long-term performance awards with a total value of $7,560,009 that had been outstanding for less than one year were forfeited.

•	Under the company’s medical plan, Mr. Dolan will have access to retiree medical benefits which at age 55 will be on a partially-subsidized basis.

•

Mr. Dolan has been retained as a consultant to the Chief Executive Officer through April 30, 2007. Under the consulting arrangement, Mr. Dolan receives a monthly fee of $50,000 and will be reimbursed for reasonable out-of-pocket expenses.

•	Mr. Dolan is eligible to receive outplacement services, not to exceed $75,000 in cost, and transition services, not to exceed $25,000 in cost.

•	Mr. Dolan did not receive a bonus for 2006 performance.

VOTING SECURITIES AND PRINCIPAL HOLDERS

At the close of business on March 5, 2007, there were 1,967,920,897 shares of $0.10 par value common stock and 5,927 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of February 15, 2007, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and executive officers as a group. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of the outstanding shares of common stock. Unless otherwise noted, such shares are owned directly or indirectly with sole voting and investment power.

Name	Total Shares Owned(a)		Common Shares Underlying Options(b)	Deferred Common Share Units(c)
R. E. Allen	169,491		25,353	113,235
L. Andreotti	678,392		421,373	—
S. E. Bear	362,572		250,104	—
A. R. J. Bonfield	642,557		459,989	11,765
L. B. Campbell	49,712		16,939	30,663
V. D. Coffman	72,291	(d)	21,146	51,073
J. M. Cornelius	204,904		180,625	4,279
P. R. Dolan(e)	2,478,844	(f)	2,244,939	—
L. J. Freeh	6,186		—	6,186
L. H. Glimcher, M.D.	47,887		21,146	26,741
A. C. Hooper	446,426		333,263	—
L. Johansson	35,564		16,939	16,625
J. D. Robinson III	137,992	(g)	25,353	30,660
V. L. Sato, Ph.D.	3,711		—	3,711
E. Sigal, M.D., Ph.D.	521,612		320,511	18,352
R. S. Williams, M.D.	4,501		—	4,001
All Directors and Executive Officers as a Group	3,526,709		2,277,843	317,291

(a)	Consists of direct and indirect ownership of shares, including unvested restricted stock grants, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days and deferred common share units.

(b)	Consists of stock options that are currently exercisable and stock options that will be exercisable within 60 days.

(c)	For non-employee directors, represents amounts credited to their accounts under the 1987 Deferred Compensation Plan for Non-Employee Directors as deferred common share units which are valued according to the market value and shareholder return on equivalent shares of common stock. For named executive officers, represents amounts credited to their accounts under the Performance Incentive Plan as deferred common share units which are valued according to the market value and stockholder return on equivalent shares of common stock.

(d)	Includes 72 shares held by a family living trust over which neither Dr. Coffman nor his wife exercise voting nor investment power.

(e)	Beneficial ownership information for Peter R. Dolan is as of December 31, 2006.

(f)	Includes 12,693 shares owned by a family charitable foundation over which Mr. Dolan and his wife exercise shared voting and investment power. Mr. Dolan disclaims beneficial ownership of the shares owned by the family charitable foundation.

(g)	Includes 43,333 restricted stock units which are valued according to the market value and shareholder return on equivalent shares of common stock.

Principal Holders of Voting Securities

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our common stock and our preferred stock.

Name	Class of Voting Securities	Number of Shares Beneficially Owned	Percent of Class

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	Common Stock(a)	199,266,400(a)	10.1%(a)

U. S. Trust Corporation and United States Trust Company, N.A.	Preferred Stock(b)	400(b)	6.67%(b)
114 West 47th Street, 25th Floor New York, New York 10036

(a)	This information is based on the Schedule 13G/A dated February 6, 2007 filed by Capital Research and Management Company with the Securities and Exchange Commission reporting beneficial ownership as of December 29, 2006. The reporting person has sole voting power with respect to 59,009,900 shares, shared voting power with respect to no shares and sole investment power with respect to all 199,266,400 shares.

(b)	This information is based on the Schedule 13G/A dated February 15, 2007 filed by U. S. Trust Corporation (“UST Corp.”) and United States Trust Company, N.A., which is a wholly-owned direct subsidiary of UST Corp., with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 2006. The reporting persons have sole voting power with respect to all 400 shares, shared voting power with respect to no shares and sole investment power with respect to all 400 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission. To the best of our knowledge, during 2006 all applicable Section 16(a) filing requirements were met.

ITEM  2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2007. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. In the event our stockholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to appoint another independent registered public accounting firm. It is understood that even if the appointment is ratified, our Board of Directors and the Audit Committee at their discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if our Board of Directors feels that such a change would be in the best interests of our company and our stockholders.

As part of our continuing efforts to enhance our good corporate governance practices, under the direction of the Audit Committee, we undertook a thorough and robust process to review the selection of the company’s independent registered public accounting firm. Based on the results of that process, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm on March 14, 2006 for 2006 and dismissed PricewaterhouseCoopers LLP.

The reports of Deloitte & Touche LLP and PricewaterhouseCoopers LLP on the company’s consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, respectively, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the company’s financial statements for the fiscal years ended December 31, 2006 and 2005, there were no disagreements between the company and Deloitte & Touche or PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche or PricewaterhouseCoopers, would have caused Deloitte & Touche or PricewaterhouseCoopers to make reference to the matter in their report. During the two most recent fiscal years, there have been no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. During the company’s two most recent fiscal years, we did not consult with Deloitte & Touche in respect of our consolidated financial statements for the year ended December 31, 2005 regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives from Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb’s independent registered public accounting firm for 2007.

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers LLP (PwC) for the year ended December 31, 2005 and by Deloitte & Touche LLP (D&T) for the year ended December 31, 2006 for the audits of our annual financial statements, and internal controls over financial reporting, and fees billed for other services rendered by PwC and D&T during their respective audit periods.

	2005	2006
	(in millions)
Audit	$17.32	$18.42
Audit Related	4.89	.80
Tax	8.39	6.84
All Other	0.02	.15

Total	$30.62	$26.21

Audit fees for 2005 and 2006 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit Related fees for 2005 and 2006 were primarily for assurance services, employee benefit plan audits, due diligence related to acquisitions and divestitures, divestiture audits and attest services that are not required by statute or regulation.

Tax fees for 2005 and 2006 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with and representation in tax audits and appeals, advice related to divestitures and acquisitions, preparation of individual income tax returns (excluding executive officers) and consultations relating to expatriate program and international compensation matters, and requests for rulings or technical advice from tax authorities.

All Other fees for 2005 and 2006 related to license fees for accounting and reporting research library and risk management compliance services.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported in the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

As the Audit Committee of the Board of the Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company’s website.

Management has primary responsibility for our company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. Our independent registered public accounting firm is responsible for performing an audit of Bristol-Myers Squibb’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T’s accounting and auditing process on behalf of the Board of Directors.

As part of our oversight of Bristol-Myers Squibb’s financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T in the case of annual statements and Statement of Auditing Standards No. 100, “Interim Financial Information” in the case of quarterly statements, as currently in effect.

In addition, we have received the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees),

as adopted by the PCAOB in Rule 3600T as currently in effect, and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have also determined that D&T’s provision of non-audit services in 2006 was compatible with, and did not impair, its independence.

We have discussed with our company’s internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present to discuss the results of their examinations, the evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2006 be included in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.

The Audit Committee

Vance D. Coffman, Chair

Lewis B. Campbell

Louis J. Freeh

Laurie H. Glimcher, M.D.

Leif Johansson

ITEM 3—PROPOSAL ON THE APPROVAL OF THE

2007 STOCK AWARD AND INCENTIVE PLAN

At our Annual Meeting, we will ask stockholders to approve the 2007 Stock Award and Incentive Plan (the “2007 Plan”). The 2007 Plan will replace the 2002 Stock Incentive Plan (the “2002 Plan”) which, by its terms, will terminate on May 31, 2007. The 2002 Plan was approved by stockholders at our 2002 Annual Meeting. Similar to the 2002 Plan, the 2007 Plan provides for the granting of stock options and a variety of other types of equity and cash-based incentive awards.

The Board and its Compensation and Management Development Committee (the “Committee”) approved the 2007 Plan to help us:

•	Attract, retain, motivate and reward officers, employees, directors, and other service providers to Bristol-Myers Squibb and its subsidiaries and affiliates.

•	Provide equitable and competitive compensation opportunities.

•	Recognize individual contributions and reward achievement of our goals.

•	Promote creation of long-term value for stockholders by closely aligning the interests of participants with the interests of stockholders.

The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance can provide incentives for the achievement of important performance objectives and promote the long-term success of Bristol-Myers Squibb. Therefore, they view the 2007 Plan as an integral part of our overall compensation program.

Shares Committed for Equity Compensation

Information on the total number of shares available under our existing equity compensation plans and unissued shares deliverable under outstanding options, warrants and rights as of the end of the last fiscal year is presented on page 60 under the caption “Equity Compensation Plan Information Table.”

Based on our equity award plans in effect and outstanding awards at February 28, 2007 if stockholders approve the 2007 Plan the total number of shares subject to outstanding awards and available for future awards under the 2007 Plan and other continuing equity compensation plans would be as follows:

in millions
Shares subject to outstanding awards	159
Shares to be available for future equity awards, including under the proposed 2007 Plan	101

Total shares	260

Percentage of outstanding shares*	13.2%

*	Outstanding shares (the denominator in this calculation) includes all common stock outstanding at March 5, 2007 and does not include issuance of unissued shares reserved for outstanding or future awards under the existing plans and the proposed 2007 Plan.

The 2007 Plan would make 42 million new shares of common stock available for equity awards, representing approximately 2.1% of the shares outstanding at February 28, 2007. As stated above, the 2007 Plan would replace the current 2002 Plan, and therefore approximately 58 million shares that remain available under the 2002 Plan (as of February 28, 2007) would be made available under the 2007 Plan. (There are .5 million shares available under the 2000 Non-Employee Directors’ Stock Option Plan.) No new awards would be granted under the 2002 Plan, although the Committee retains full authority regarding outstanding awards under those plans. Shares subject to outstanding awards under the 2002 Plan may become available under the 2007 Plan if such shares are not delivered to the participant, in accordance with the share counting rules explained below under the caption “Shares Available Under the 2007 Plan.”

Overview of 2007 Plan Awards

The 2007 Plan authorizes a broad range of awards, including:

•	stock options
•	stock appreciation rights (“SARs”)
•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer
•	restricted stock units or stock units, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture
•	other awards based on common stock
•	dividend equivalents
•	performance shares or other stock-based performance awards
•	cash-based performance awards tied to achievement of specific performance objectives
•	shares issuable in lieu of rights to cash compensation

The Board seeks approval of the 2007 Plan by stockholders in order to meet requirements of the New York Stock Exchange and to satisfy requirements of tax law to help preserve our ability to claim tax deductions for compensation to executive officers. In addition, the Board regards stockholder approval of the 2007 Plan as desirable and consistent with corporate governance best practices.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the four other most highly compensated executive officers serving on the last day of the fiscal year. “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the 2007 Plan will be deemed to include approval of the general business criteria upon which performance objectives for awards are based, described below under the caption “Performance Awards.” Stockholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of five years under Section 162(m). Stockholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m).

In addition, stockholder approval will permit designated stock options to qualify as incentive stock options under the Internal Revenue Code for a period of ten years. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Restriction on Repricing and Loans

Consistent with the company’s long-standing policy, the 2007 Plan includes a restriction providing that, without stockholder approval, we will not amend or replace options or SARs previously granted under the 2007 Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

The 2007 Plan does not authorize loans to participants.

Description of the 2007 Plan

The following is a brief description of the material features of the 2007 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the proposed 2007 Plan, a copy of which is attached to this Proxy Statement as Annex B.

Shares Available under the 2007 Plan. If the 2007 Plan is approved by our stockholders, 42 million shares will be reserved for delivery to participants, plus shares remaining available for new grants under the 2002 Plan and shares recaptured from outstanding awards under the 2002 Plan. Shares that remained available under the 1997 Stock Option Plan in 2002 and shares that are recaptured from outstanding awards under that plan currently are part of the shares available under the 2002 Plan, and likewise will be available under the 2007 Plan. Only the specified 42 million shares would be available for tax-favored incentive stock options. Shares used for awards assumed in an acquisition do not count against the shares reserved under the 2007 Plan. The shares reserved may be used for any type of award under the 2007 Plan.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2007 Plan. Thus, shares will remain available for new awards if an award expires or is forfeited, canceled or settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. These same rules will apply to awards under the 2002 Plan, so that shares may become available under the 2007 Plan to the extent that shares are not in fact both delivered and vested in connection with those awards. Under the 2007 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the

2007 Plan so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2007 Plan. Shares delivered under the 2007 Plan may be either newly issued or treasury shares.

On March 5, 2007, the last reported sale price of Bristol-Myers Squibb’s common stock in composite transactions for New York Stock Exchange-listed securities was $26.35 per share.

Per-Person Award Limitations. The 2007 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2007 Plan relating to more than his or her “Annual Limit”. The Annual Limit equals three million shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2007 Plan limits performance awards that may be earned by a participant to the participant’s defined Annual Limit, which for this purpose equals $6 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2007 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2007 Plan.

Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the common stock. We are also obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).

Eligibility. Executive officers and other employees of Bristol-Myers Squibb and its subsidiaries, and non-employee directors and others who provide substantial services to us, are eligible to be granted awards under the 2007 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment or the providing of services. Currently, we have approximately 42,000 employees and other service providers who would be potentially eligible for awards under the 2007 Plan. Under the current program, approximately 10,000 employees are eligible on an annual basis to receive awards and in 2006, we granted equity awards of the type to be authorized in the 2007 Plan to approximately 6,600 persons.

Administration. The Committee will administer the 2007 Plan, except that the Board may itself act to administer the 2007 Plan. References to the “Committee” here mean the Committee or the full Board exercising authority with respect to a given award. The 2007 Plan provides that the composition and governance of the Committee shall be established in the Committee’s charter adopted by the Board. Subject to the terms and conditions of the 2007 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2007 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2007 Plan. Nothing in the 2007 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2007 Plan.

Either the Board, the Committee, or another committee of the Board may perform the functions of the Committee for purposes of granting awards under the 2007 Plan to non-employee directors, as the Board may at any time direct. The 2007 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2007 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2007 Plan.

Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value (i.e. closing price) of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price. These exercise methods may include withholding of option shares to pay the exercise price if that would not result in additional accounting expense. We may impose limits on any of these methods of exercise and settlement and implement other methods, for both options and SARs. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and SARs may be granted on terms that cause such awards not to be subject to Section 409A of the Code (“Section 409A”), or with terms that cause those awards to be deferral arrangements subject to Section 409A.

Restricted Stock and Stock Units. The Committee is authorized to grant restricted stock and stock units. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of Bristol-Myers Squibb, including the right to vote the shares and to receive dividends, which dividends could be either forfeitable or non-forfeitable. Any of these rights may be limited by the Committee.

Stock units give a participant the right to receive shares at the end of a specified deferral period. While subject to a risk of forfeiture upon termination of employment, the award would constitute restricted stock units. The Committee will establish any vesting requirements for restricted stock units. Restricted stock units offer an advantage, as compared to restricted stock, in that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to common stock on a tax-deferred basis. Prior to settlement, stock units carry no voting or dividend rights or other rights associated with stock ownership, but the Committee may choose to authorize payment of dividend equivalents, which may be forfeitable or non-forfeitable, in connection with these awards.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2007 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to common stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-Based Awards. The Committee may grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. Therefore, for example, annual incentive awards may be granted under the 2007 Plan, payable in cash or in shares. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-created models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margins; year-end cash; debt reductions and control of interest expense; stockholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures, market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost controls and targets (including cost of capital), customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, implementation of business process controls, and recruiting and retaining personnel.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. Performance goals may be based on our overall performance or the performance of a subsidiary, division, business segment, product line or business unit, or based on such performance as compared to the performance of other companies or an index or industry measure of performance. The Committee may also exclude charges or items from the measurement of performance, including those relating to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to our operations or not within the reasonable control of our management, or (c) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option or SAR subject to compliance with Section 409A, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2007 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2007 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory withholding of a portion of the shares or other property to be distributed in order to satisfy tax withholding obligations, or may permit a participant to elect to satisfy these tax obligations by having us withhold shares. Awards granted under the 2007 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and may not involve transfers to other third parties for value.

The 2007 Plan authorizes the Committee to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business. Awards under the 2007 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Subject to the requirement that any repricing transaction be approved by stockholders, the Committee may grant awards in substitution for, exchange for or as a buyout of other awards or rights to payment from us, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by stockholders.

Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of common stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of common stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Typically, rights to dividend equivalents are granted in connection with restricted stock units, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

Vesting, Forfeitures, and Related Award Terms. The Committee will determine the vesting schedule of awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options and SARs, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

The 2007 Plan provides that, in the event of a change in control of Bristol-Myers Squibb followed within two years by a termination of the participant’s employment by us not for cause or by the participant for “good cause,” then, upon such termination, outstanding awards will immediately vest and be fully exercisable, any restrictions and forfeiture conditions of such awards will lapse, and goals relating to awards that remain subject to performance conditions will be deemed met at the specified target level. A change in control is defined in the same way as under our 2002 Plan, and is described in the Compensation Discussion and Analysis section above under the caption “Change in Control”. The Committee can provide for different treatment of an award upon a change in control, by so specifying at the date of grant. The distribution of cash or shares in settlement of awards upon termination following a change in control may be limited by applicable restrictions under Section 409A.

Amendment and Termination of the 2007 Plan. The Board may amend, suspend, discontinue, or terminate the 2007 Plan or the Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the Listed Company Manual of the New York Stock Exchange. New York Stock Exchange rules require stockholder approval of any material amendment to plans such as the 2007 Plan. Under these rules, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the 2007 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2007 Plan will terminate ten years after the latest stockholder approval of the 2007 Plan, and the 2007 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2007 Plan

We believe that under current law the following Federal income tax consequences generally would arise with respect to awards under the 2007 Plan.

Options and SARs that are not deemed to be deferral arrangements under Section 409A would have the following tax consequences: the grant of an option or an SAR will create no federal income tax consequences for the participant or Bristol-Myers Squibb. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of any option generally will result in short-term or long- term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the 2007 Plan to meet applicable requirements under Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if we grant an award of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we will become entitled to claim a tax deduction at that time.

On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

Some options and SARs may be subject to Section 409A, which regulates deferral arrangements. In such case, the distribution to the participant of shares or cash relating to the award would have to be restricted in order for the participant not to be subject to tax and a tax penalty at the time of vesting. In particular, the participant’s discretionary exercise of the option or SAR could not be permitted over a period extending more than a year in most cases. If the distribution and other award terms meet applicable requirements under Section 409A, the participant would realize ordinary income at the time of distribution of shares or cash rather than exercise, with the amount of ordinary income equal to the distribution date value of the shares or cash less any exercise price actually paid. We would not be entitled to a tax deduction at the time of exercise, but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Section 162(m) of the Code, and therefore remains fully deductible by the company paying it. Under the 2007 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, performance awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2007 Plan will be fully deductible under all circumstances. In addition, other awards under the 2007 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by us as a result of Section 162(m). Compensation to certain employees resulting from the earning or vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2007 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2007 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2007 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the 2007 Plan

Because future awards under the 2007 Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table” and these related tables: “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year-End,” and “Options Exercises and Stock Vesting,” elsewhere in this Proxy Statement, and in our financial statements for the fiscal year ended December 31, 2006, in the Annual Report which accompanies this Proxy Statement.

If stockholders decline to approve the 2007 Plan, no awards will be granted under the 2007 Plan, but awards may continue to be granted under the 2002 Plan until its expiration.

The Board of Directors unanimously recommends a vote “FOR” the approval of the 2007 Stock Award and Incentive Plan.

Equity Compensation Plan Information Table

The following table summarizes information concerning the company’s equity compensation plans and outstanding and exercisable options as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in millions)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	143	$37.51	44
Equity compensation plans not approved by security holders(2)	20	$42.94	13

	163	$38.16	57

(1)	If stockholders approve the 2007 Plan, no additional awards will be granted under the 2002 Plan.

(2)	No future awards will be made under this plan from 12/31/2006 forward.

The updated combined options outstanding under all equity plans as of February 28, 2007 is 159 million shares with a weighted average term of 4.79 years and a weighted average exercise price of $38.39. In addition, there were 8.6 million full value awards outstanding (6.8 million restricted shares and 1.8 million shares relating to Long-Term Performance Awards). 58 million shares are available for future awards under the 2002 Plan. An additional .5 million shares are available for future awards under the Director’s Plan and no additional award can be granted under the TeamShare Plan.

ITEM 4—PROPOSAL ON THE APPROVAL OF THE

SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN

At the Annual Meeting, we will ask stockholders to approve the 2007 Senior Executive Performance Incentive Plan (the “Performance Plan”). The Performance Plan will replace the Executive Performance Incentive Plan (the “Prior Plan”) which was intended to remain in effect through 2007. The Prior Plan was approved by stockholders at our 2003 Annual Meeting. Similar to the Prior Plan, the Performance Plan will provide for grants of annual incentive awards to our senior executives, with such awards to be earned based on our pretax earnings performance.

The Board and its Compensation and Management Development Committee (the “Committee”) approved the Performance Plan to help us:

•	Attract, retain, motivate and reward executive employees of Bristol-Myers Squibb and its subsidiaries and affiliates.

•	Provide to our senior leadership an incentive to outstanding annual performance.

•	Qualify annual incentive awards as performance-based compensation so that we will be able to claim tax deductions without limitation under Section 162(m).

The Performance Plan will provide for annual incentive awards that may be earned by our senior executives based on our pretax earnings, as defined in the Performance Plan. As discussed in the Compensation Discussion and Analysis above, our compensation programs are based on a strong pay-for-performance philosophy. A central element of this philosophy has been to link a significant portion of annual cash compensation to the attainment of our annual financial objectives. The Performance Plan is intended to continue this direct linkage between our performance and compensation to the persons who are most responsible for such performance.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the Chief Executive Officer or any of the four other most highly compensated executive officers. We have been able to preserve our tax deductions for annual incentive awards under the Prior Plan, and now intend to structure awards under the Performance Plan so that resulting compensation would be qualified “performance based compensation” eligible for deductibility without limitation under Section 162(m). To enable compensation under the Performance Plan to so qualify for full tax deductibility, we are asking stockholders to approve the Performance Plan and its material terms relating to eligibility, the performance goal, and per-person limitations.

A copy of the Performance Plan is included in this Proxy Statement as Annex C and the following description is qualified in its entirety by reference to the Performance Plan.

Plan Administration

The Performance Plan will be administered by the Compensation and Management Development Committee (the “Committee”), the composition and governance of which is established by the Committee’s Charter and other Bristol-Myers Squibb corporate governance documents, as approved from time to time by the Board. The Committee will select the executive officers or potential executive officers who will receive awards under the Performance Plan, the amounts that may be earned by each participant as a percentage of the hypothetical award pool, and other award terms. Designation of a participant’s performance award generally must occur during the first 90 days of the performance year. The Committee will certify the level of attainment of the pretax earning performance goal and the resulting level of funding of the award pool. Nothing in the Performance Plan would preclude the Committee from authorizing payment of other compensation, including bonuses based upon performance, to executive officers and other employees outside of the Performance Plan. The Performance Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Performance Plan.

Eligibility

Employees of Bristol-Myers Squibb or any subsidiary or affiliate who are executive officers or who the Committee believes may become executive officers may be selected by the Committee to participate in the Performance Plan in a given performance year. A performance year normally will be our fiscal year, but the Committee may designate a shorter performance period in the case of a newly hired executive officer or other unusual circumstances. We estimate that, currently, approximately 20 persons would be eligible to participate in the Performance Plan.

Performance Goal, Award Pool Funding, And Limits On Annual Incentive Awards

The Performance Plan allows for aggregate payments which cannot be more than two percent of our pretax earnings for a given fiscal year. Up to two percent of our pretax earnings will be deemed to “fund” an award pool, on a hypothetical basis, with annual incentive awards to be paid out of this award pool. If there are no pretax earnings, no payments can be made under the Performance Plan. The Chief Executive Officer may not receive as an annual incentive award under the Performance Plan an amount greater than 20% of the award pool. No other participant may receive as a maximum amount an annual incentive award under the Performance Plan which exceeds 15% of the award pool. Payments under the Performance Plan may be made in either cash, common stock, or other forms of equity awards, as determined by the Committee, with any common stock or other equity awards to be drawn from the 2007 Stock Award and Incentive Plan or other stockholder-approved equity compensation plan as may then be in effect. No shares of common stock are specifically reserved under the Performance Plan itself.

Under the Performance Plan, “pretax earnings” means our earnings from continuing operations on a consolidated basis before deduction of income taxes as reported (or to be reported) in our financial statements, less pretax minority interest expenses, and excluding discontinued operations, extraordinary items and other non-recurring items, in each case as determined in accordance with generally accepted accounting principles or identified in our financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the Securities and Exchange Commission.

Annual incentive awards under the Performance Plan will be subject to our policy requiring a participant to reimburse us for any bonus paid under the Performance Plan if (i) the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement, (ii) in the Board’s view the participant engaged in misconduct that caused or partially caused the need for the restatement, and (iii) a lower payment of the award would have been made to the participant based upon the restated financial results. In each instance, we will seek to recover the participant’s entire award for the relevant period, plus a reasonable rate of interest. We may impose additional policies of this nature or modify this policy from time to time.

The Committee generally can specify the circumstances in which awards will be paid or forfeited in the event of a change in control, termination of employment by a participant or other events.

Award Deferrals

A portion of the amount of an annual incentive award earned by a participant may be required to be deferred, or the Committee may permit a portion to be deferred at the election of the participant. Any amount deferred will be credited to a deferred compensation account for the participant. The deferred funds will be valued in reference to a fund denominated in units based upon the value of our common stock and dividend payments, settleable in cash, or a fixed income fund based on prevailing rates of return on our cash-based investments or some other fixed return benchmark. Additional investment funds may be established by the Committee from time to time.

Term and Amendment of the Performance Plan

The Performance Plan, if approved by stockholders, will be effective for all fiscal years beginning with 2008. The Plan will remain in effect until terminated by the Board of Directors. The Performance Plan may be amended or discontinued by the Committee or the Board at any time, provided that Committee-approved amendments that are beyond the scope of the Committee’s delegated authority must be approved by the Board, and any amendment must be submitted to stockholders for approval if necessary to continue the qualification of awards for full tax deductibility under Section 162(m). Under this standard, however, amendments that might broaden eligibility or increase our cost of the Performance Plan would not necessarily require stockholder approval.

Federal Income Tax Implications of the Performance Plan

The federal income tax consequences of awards under the Performance Plan will be generally the same as described above with respect to awards (other than options and SARs) that result in a transfer to the participant of cash or shares or other property under the proposed 2007 Stock Award and Incentive Plan.

New Plan Benefits Under the Performance Plan

Because future awards under the Performance Plan, commencing in 2008, will be granted in the discretion of the Committee, the amounts, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to incentive awards under the Prior Plan is presented in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table, and in the accompanying text to those tables and the Compensation Discussion and Analysis.

If the Performance Plan is approved by stockholders, we will cease to grant awards under the Prior Plan to executive officers in 2008. If stockholders decline to approve the Performance Plan, no awards will be granted under the Performance Plan in 2008, but awards could continue to be granted under the Prior Plan.

The Board of Directors unanimously recommends a vote “FOR” the approval of the company’s Senior Executive Performance Incentive Plan.

STOCKHOLDER PROPOSALS

We expect the following stockholder proposals (Proposals 5 through 7 on the proxy card) to be presented by stockholders at the Annual Meeting. The proposals are printed in the order in which they were received. The Board of Directors has recommended a vote against these proposals for broad policy reasons as set forth following each proposal. The stock holdings of each of the stockholder proponents will be provided upon request to the Secretary of Bristol-Myers Squibb.

ITEM 5—STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION DISCLOSURE

The proponent of this resolution is Mrs. Evelyn Y. Davis of 2600 Virginia Avenue NW, Suite 215, Washington, DC 20037.

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Bristol-Myers Squibb specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”

“Last year the owners of 136,673,617 shares, approximately 9.9% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this proposal.”

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that this proposal is unnecessary in light of the enhanced disclosure of executive compensation required by new executive compensation rules. The company’s disclosures regarding the compensation of its executives meet current regulatory disclosure requirements. The Securities and Exchange Commission (SEC) has expanded the required executive compensation disclosures in this year’s Proxy Statement. The Compensation Disclosure and Analysis section beginning on page 17 of this Proxy Statement, detail the company’s philosophy and objectives in determining executive compensation and the various compensation methods and analyses used to accomplish those objectives. This Proxy Statement also discloses in great detail the compensation of the company’s most highly compensated employees as required by the SEC rules. The Summary Compensation Table on page 29, for example, sets forth their salary, bonus, stock and option awards, non-equity incentive plan compensation, change in pension value and all other compensation. The Compensation Disclosure and Analysis section describes each element of their compensation, the reasons for such element, how the company determined the amount, and how each element fits into the company’s overall objectives and decisions regarding other elements of compensation. Therefore, the Board believes that the executive compensation disclosures provided in this Proxy Statement provide stockholders with sufficient information to adequately evaluate executive compensation at our company.

The Board believes that providing the additional information requested by the Proponent would place our company at a competitive disadvantage. We must continue to attract and retain the best talent in our executive ranks. The proposal, if implemented, could provide our competitors with detailed compensation information not otherwise available. Our competitors do not disclose the additional information required by the proposal. The Board believes that requiring our company to make disclosures other companies are not required to make could be detrimental to the company by deterring talented individuals from joining our company.

Furthermore, the Board believes that the proposal would impose unwarranted costs and administrative burdens on the company with little or no associated benefit to stockholders and, therefore, is not in the best interest of the company or its stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 6—STOCKHOLDER PROPOSAL ON RECOUPMENT

RESOLVED: Shareholders request our board to adopt a bylaw for our board to recoup for the benefit of our company all unearned incentive bonuses or other incentive payments to senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved. If it is absolutely impossible for this to be adopted as a bylaw, then this would be adopted as a policy. The Securities and Exchange Commission said there is a substantive distinction between a policy and a bylaw.

This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans. Restatements are one means to determine unearned bonuses.

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021 sponsors this proposal.

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated income in the fiscal year ending March 31, 2000 by reporting income from contracts before they were signed.

Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3 million bonus based on Computer Associates’ supposedly superior performance. Mr. Kumar did not offer to return his bonus based on discredited earnings. Mr. Kumar was later sentenced to 12-years in jail in regard to his employment at Computer Associates.

There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give us as shareholders more options if we find ourselves in a situation similar to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our board should have the power, by adoption of this proposal, to seek to recoup all incentive pay that was not earned or deserved.

Recoup Unearned Management Bonuses

Yes on 6

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors generally agrees with the Proponent that bonuses should be recouped to the extent that the specified performance targets were not achieved. The Board, however, believes that this proposal is unnecessary because the company has already adopted a policy on recoupment of bonuses in the event of a restatement as well as included forfeiture (or “clawback”) provisions in our

2002 Stock Incentive Plan (and the 2007 Stock Award and Incentive Plan that is being submitted to stockholders for approval) with respect to grants of options, restricted stock, restricted stock units and long-term performance awards.

In 2005, the Board adopted a recoupment policy, which is posted on our website at www.bms.com, stating that we will require reimbursement of any bonus paid to executive officers and certain other officers where: a) the payment was predicated upon the achievement of certain financial results that were the subject of a restatement, b) in the Board’s view the executive engaged in misconduct that caused or partially caused the need for restatement, and c) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, we will seek to recover the executive’s entire annual bonus for the relevant period. In addition, we will seek to recover a reasonable rate of interest, which extends beyond the proposal, as the proposal makes no mention of interest.

The Board’s recoupment policy encompasses cash bonuses awarded under the Executive Performance Incentive Plan, which is the only performance-based cash compensation plan that we currently maintain. Additionally, non-cash performance-based awards granted under the 2002 Stock Incentive Plan may be recouped pursuant to the forfeiture provision in each executive’s plan agreement. The non-cash performance-based compensation granted under this plan constitutes the only non-cash performance-based compensation granted to executives. Therefore, the Board believes that the proposal’s essential objective of recouping “all unearned incentive bonuses or other incentive payments” has been substantially implemented through the recoupment policy and the forfeiture provisions in the plan agreements.

In addition to the Board’s recoupment policy and the forfeiture provisions in the plan agreements, other corporate policies together with legal and regulatory standards provide additional protection against the type of abuses the Proponent cites as support for his proposal. For example, the Sarbanes- Oxley Act of 2002 requires that if we restate our financial statements due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our Chief Executive Officer and Chief Financial Officer must reimburse us for any bonus or other incentive-based or equity-based compensation and profits from the sale of the company’s securities during the 12-month period following initial publication of the financial statements that had to be restated.

The proposal would require the Board to recoup all bonuses and awards to senior executives without regard to the specific facts and circumstances, including whether a senior executive was in any way responsible for the manipulation giving rise to a restatement, or the amounts involved. The Board believes that in carrying out its fiduciary duty to stockholders and, in order to ensure that executives are not penalized unjustly, it must retain the discretion and flexibility to exercise its judgment taking into account all relevant information. The Board’s recoupment policy, together with our existing “clawback” provisions relating to stock options, restricted stock and long-term performance awards, addresses the concern raised by the proposal in a practicable and enforceable manner and is consistent with the discretion granted to the Board in the proposal, which provides that the judgment of the Board may be used in crafting a recoupment policy “in accordance with applicable laws and existing contracts and pay plans.” Furthermore, the Board’s recoupment policy and “clawback” provisions make it clear that our Board has the power to seek to recoup all incentive pay that was not earned or deserved as the proposal mentions, and therefore, the Board believes that this proposal has been substantially implemented.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 7—STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

The proponent of this resolution is Mr. William Steiner of 112 Abbottsford Gate, Piermont, NY 10968.

RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

This cumulative voting topic won our 56% support vote at our 2006 annual meeting. The Council of Institutional Investors www.cii.org recommends adoption of a shareholder proposal after it wins one majority vote. The Council does not recommend that a board stall for a second majority vote before taking action. Also at least one proxy advisory service has recommended a no-vote for directors who do not adopt a shareholder proposal after it wins one majority vote.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005 and 55% at GM in 2006. The GM 55% vote was up from 49% in 2005.

Cumulative Voting could increase the possibility of electing at least one director with a specialized expertise and advocacy needed at our company to improve our corporate governance. For instance, to convince other directors that we need directors who are better qualified and do not have defects like being named a “Problem Director” or an “Accelerated Vesting” director by The Corporate Library http://www.thecorporatelibrary.com/ an independent investment research firm.

Mr. Coffman was designated a Problem Director due to his service on the Bristol-Myers board. In 2004, Bristol-Myers settled a suit brought by the Securities and Exchange Commission alleging substantial accounting fraud. Mr. Coffman chaired the Bristol-Myers’ audit committee during the period in question.

Our following directors were designated “Accelerated Vesting” directors by The Corporate Library. This was due to a director’s involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense—which is now required.

Mr. Campbell

Mr. Robinson

Ms. Glimcher

Additionally, the Corporate Library rated our company:

“D” in Overall Board Effectiveness.

“High Concern” in Board Composition.

“Very High Concern” in Accounting.

“High” in Overall Governance Risk Assessment

•	Two of our directors were allowed to hold 4 director seats each—Over-extension concern.

•	Two directors had 20 or 30 years tenure each—Independence concern.

Cumulative voting allows a significant group of shareholders to elect a director of its choice—safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

Cumulative Voting

Yes on 7

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors believes that our present method for electing directors of one vote for each nominee for director is working well and should not be changed. We, like most other major corporations, elect directors by using this method. The Revised Model Business Corporations Act, a model statute prepared by a committee of the American Bar Association, recommends that state laws not mandate cumulative voting and the great majority of states do not have mandatory cumulative voting.

Cumulative voting creates the possibility of allowing narrow constituencies of stockholders to elect “special interest” directors and otherwise have a voice in the elections of directors that is disproportionate to their economic investment in the corporation. In addition, directors elected by such a “special interest” constituency may have difficulty fulfilling their fiduciary duty of loyalty to the corporation and its stockholders due to inherent conflicts between the corporation and its stockholders on the one hand and the director’s constituency on the other. The Board believes that these potential conflicts create factionalism and discord within the Board, which may undermine its ability to work effectively as a governing body on behalf of the common interests of all stockholders. The present system of voting used by us and by most leading corporations prevents the stacking of votes behind special interest or potentially partisan directors. The present system thus promotes the election of a more effective Board in which each director represents and is accountable to stockholders as a whole.

The Board, in fact, has taken a number of steps to achieve greater accountability to stockholders, and it does not believe that cumulative voting enhances that accountability. The directors are elected annually and eight of the nine Board members nominated for election in 2007 are independent non-management directors. The Board’s Committee on Directors and Corporate Governance, which consists solely of non-management directors who qualify as independent under the New York Stock Exchange rules, recommends to the Board nominees for election as directors. This process helps ensure that the Board will continue to act independently and in the best interests of stockholders. The Committee on Directors and Corporate Governance will consider director candidates suggested by stockholders. The process by which stockholders may recommend director candidates is described on page 9 of this Proxy Statement.

In addition to the foregoing, the Board recently amended the By-laws of the company to provide for majority voting in the election of directors. While cumulative voting may promote the interests of certain stockholders, majority voting promotes a democratic election of directors for all stockholders and corresponding accountability to all stockholders. The concept of majority voting has received substantial support from a wide range of commentators and public companies. We do not believe implementing cumulative voting would be consistent with our goal underlying majority voting of a democratic election for and accountability to all, rather than only some, stockholders.

For the foregoing reasons, the Board believes that cumulative voting is not in the best interest of the company or its stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ADVANCE NOTICE PROCEDURES

Under our Bylaws, no business, including the nomination of directors, may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to our company containing certain information set forth in our Bylaws, not fewer than 120 days before the date our company’s proxy statement is released to stockholders in connection with the prior year’s annual meeting. For our company’s meeting in 2008, we must receive this notice no later than November 23, 2007. These requirements are separate and distinct from and in addition to the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement.

A copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices at: 345 Park Avenue, New York, New York 10154, attention: Secretary.

2008 STOCKHOLDER PROPOSALS

Stockholder proposals relating to our 2008 Annual Meeting of Stockholders must be received by us at our principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than November 23, 2007. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about our company. At the direction of the Board of Directors, that office acts as corporate governance liaison to stockholders.

ANNEX A

Categorical Standards of Independence

The Board has adopted the following categorical standards for determining which relationships will be considered immaterial:

a)	an immediate family member of the director is or has been employed by the Company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the Company;

b)	more than three years has elapsed since: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer or iii) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)	the director, or an immediate family member of the director, received $60,000 or less in any year in direct compensation from the Company (other than director’s fees or compensation that was deferred for prior service with the Company);

d)	more than three years has elapsed since i) the director has been a partner with or employed by the Company’s independent auditor or ii) an immediate family member personally worked on the Company’s audit as a partner or employee of the Company’s independent auditor; and

e)	the director has an immediate family member who is employed by the independent auditor but who is not currently a partner of the independent auditor, or employed by the auditor in its audit, assurance, or tax compliance (but not tax planning) practices;

f)	the director of the Company, or an immediate family member of a director, is a director, an executive officer or an employee of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

g)	the director of the Company and/or an immediate family member of the director, directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the Company for property or services; and

h)	the director of the Company is a director or an executive officer of a charitable organization or non-profit organization, and the Company’s, or the Bristol-Myers Squibb Foundation’s discretionary charitable contributions to the organization, in aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

A-1

ANNEX B

Bristol-Myers Squibb Company

2007 STOCK AWARD AND INCENTIVE PLAN

1.	Purpose. The purpose of this 2007 Stock Award and Incentive Plan (the “Plan”) is to aid Bristol-Myers Squibb Company, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees, non-employee directors, and other service providers of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2.	Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Annual Limit” shall have the meaning specified in Section 5(b).

(b)	“Award” means any Option, SAR, Restricted Stock, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, or Performance Award, together with any related right or interest, granted to a Participant under the Plan.

(c)	“Beneficiary” means the person, persons, trust or trusts designated as being entitled to receive the benefits under a Participant's Award upon and following a Participant's death. Unless otherwise determined by the Committee, a Participant may designate a person, persons, trust or trusts as his or her Beneficiary, and in the absence of a designated Beneficiary the Participant’s Beneficiary shall be as specified in Section 11(b)(ii). Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant's spouse shall be subject to the written consent of such spouse.

(d)	“Board” means the Company's Board of Directors.

(e)	“Change in Control” and related terms have the meanings specified in Section 9.

(f)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(g)	“Committee” means the Compensation and Management Development Committee of the Board, the composition and governance of which is established in the Committee's Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder (subject to applicable requirements of New York Stock Exchange rules and Code Section 162(m)), in which case the term “Committee” shall refer to the Board.

(h)	“Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(i)	“Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(j)	“Effective Date” means the effective date specified in Section 11(p).

(k)	“Eligible Person” has the meaning specified in Section 5.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(m)	“Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock on a given day shall mean the last sale price of a share of stock before the 4 p.m. Eastern Time closing time (or equivalent earlier time for partial trading days) on that day or, if there was not trading on that day, on the last preceding day on which the Stock was traded, as reported on the composite tape for securities listed on the New York Stock Exchange. Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR and relating to the market value of Stock measured at the time of exercise shall conform to applicable requirements under Code Section 409A.

(n)	“409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. "Non-409A Awards" means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options and SARs on terms that will qualify those Awards as 409A Awards, Options, and SARs are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(o)	“Full-Value Award” means an Award relating to Stock other than (i) Options and SARs that are treated as exercisable solely for Stock under applicable accounting rules and (ii) Awards for which the Participant pays the intrinsic value directly or by forgoing a right to receive a cash payment from the Company.

(p)	“Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(q)	“Option” means a right to purchase Stock granted under Section 6(b).

(r)	“Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(s)	“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(t)	“Performance Award” means a conditional right, granted to a Participant under Sections 6(i) or 7, to receive cash, Stock or other Awards or payments.

(u)	“Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(v)	“Retirement” means a Participant’s termination of employment with the Company or a subsidiary or affiliate in the following circumstances:

(i)	At or after the Participant's 65th birthday; or

(ii)	At or after the Participant's 55th birthday having completed ten years of service with the Company and/or its subsidiaries and affiliates; or

(iii)

Such termination is by the Company or a subsidiary or affiliate not for cause and is not voluntary on the part of the Participant, at or after the Participant has attained age plus years of service (rounded up to the next higher whole number) which equals at least 70 and the Participant has completed ten years of service with the Company and/or its subsidiaries and affiliates, and the Participant has executed a general release and has agreed to be subject to covenants relating to noncompetition, nonsolicitation and other commitments for the protection of the Company’s business as then may be required by the Committee.

(w)	“Stock” means the Company's Common Stock, par value $0.10 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(x)	“Stock Units” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified period. Stock Units subject to a risk of forfeiture may be designated as “Restricted Stock Units” as provided in Section 6(e)(ii).

(y)	“Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3.	Administration.

(a)	Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, either the Board, the Committee, or another committee of the Board may perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors, as the Board may at any time direct.

(b)

Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to one or more officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (ii) will not cause Awards intended to qualify as "performance-based compensation" under Code Section 162(m) to fail to so qualify, (iii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act, and (iv) is permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law.

(c)	Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Stock Subject To Plan.

(a)	Overall Number of Shares Available for Delivery. Subject to adjustment as provided under Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 42 million shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the 2002 Stock Incentive Plan, plus (iii) the number of shares subject to awards under the 2002 Stock incentive Plan that become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed 42 million shares. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b)	Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that an Award under the Plan or an award under the 2002 Stock Incentive Plan is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number underlying the Award or award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan or the 2002 Stock Incentive Plan; and (ii) shares that are withheld from such Award or award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such Award or award shall be deemed to constitute shares not delivered and will be available under the Plan. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate combines, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan.

5.	Eligibility; Per-Person Award Limitations.

(a)

Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or affiliate, including any executive officer or employee director of the Company or a subsidiary or affiliate, (ii) any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate, (iii) any non-employee director of the Company, and (iv) any person who provides substantial services to the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, are eligible for substitute Awards granted in assumption of or in substitution for such outstanding awards in connection with such acquisition or combination transaction.

(b)	Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under the Plan intended to qualify as “performance-based compensation” under Code Section 162(m) relating to up to his or her Annual Limit. A Participant's Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal three million shares plus the amount of the Participant's unused Annual Limit as of the close of the previous year, subject to adjustment as provided in Section 11(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation § 1.162-27(e)(4)), an Eligible Person may not be granted Awards under the Plan authorizing the earning during any calendar year of an amount that exceeds the Eligible Person's Annual Limit, which for this purpose shall equal $6 million plus the amount of the Eligible Person's unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year which are subject to the limitation in the preceding sentence, and the Annual Limits are subject to Section 11(h)). For this purpose, (i) "earning" means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, (ii) a Participant's Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid, and (iii) the Annual Limit applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of a Full-Value Award.

6.	Specific Terms of Awards.

(a)	General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k) and the terms of the Award agreement. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)	Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)	Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee,

provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 8(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines may be granted with an exercise price per share of Stock other than as required above. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 11(c) of the Plan.

(ii)	Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property, and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.

(c)	Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)	Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The grant price of each SAR shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

(ii)	Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(d)	Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)	Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon; provided, however, that the Committee may require mandatory reinvestment of dividends in additional Restricted Stock, may provide that no dividends will be paid on Restricted Stock or retained by the Participant, or may impose other restrictions on the rights attached to Restricted Stock.

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)	Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)	Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in Stock Units, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)	Stock Units. The Committee is authorized to grant Stock Units to Participants, subject to the following terms and conditions:

(i)

Award and Restrictions. Issuance of Stock will occur upon expiration of the holding period specified for the Stock Units by the Committee (or, if permitted by the Committee, at the end of any additional deferral period elected by the Participant). In addition, Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the holding period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Stock Units may be settled by delivery of Stock, other Awards, or a combination thereof (subject to Section 11(l)), as determined by the Committee at the date of grant or thereafter.

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Stock Units), all Stock Units that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units will lapse in whole or in part, including in the event of terminations resulting from specified causes. Stock Units subject to a risk of forfeiture shall be designated as "Restricted Stock Units" unless otherwise determined by the Committee.

(iii)	Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock underlying Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Stock Units, either as a cash deferral or as a number of additional Stock Units with a value equal to the value of the Dividend Equivalents or with such value otherwise deemed reinvested in additional Stock Units, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect; provided, however, that the Committee may provide that no Dividend Equivalents will be paid on a given Award of Stock Units.

(f)	Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant to Participants Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g)	Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h)	Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i)	Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7.	Performance Awards.

(a)	Performance Awards Generally. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 7(b) in the case of a Performance Award intended to qualify as "performance-based compensation" under Code Section 162(m).

(b)	Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i)	Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)

Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: Net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-created models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions and control of interest expense;

stockholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures, market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost controls and targets (including cost of capital), customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, implementation of business process controls, and recruiting and retaining personnel. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the relevant performance of one or more comparable companies or an index covering multiple companies. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges or items from the measurement of performance in respect of these business criteria, including those relating to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Performance Goals may be particular to a Participant, the Company or a division, subsidiary, product line or other business segment of the Company, or may be based on the performance of the Company as a whole.

(iii)	Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time twenty-five percent (25%) of such performance period has elapsed.

(iv)	Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)

Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b) beyond the level of payment authorized based on the level of achievement of the performance goal specified under this Section 7(b) and may not otherwise waive the requirement that the performance goal be achieved (except in the event of death or disability or other special circumstances that will not result in loss of tax deductibility with respect to the Award). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c)	Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8.	Certain Provisions Applicable to Awards.

(a)	Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 11(k) and (l), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to the purchase of any other Award. Any transaction otherwise authorized under this Section 8(a) remains subject to the restriction on repricing under Section 11(e).

(b)	Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

(c)

Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Sections 11(k) and (l)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 11(k) and (l). Subject to Section 11(k), installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

9.	Change in Control.

(a)	Effect of "Change in Control." In the event that there occurs a Change in Control of the Company, if the Participant’s employment with the Company and its subsidiaries and affiliates terminates in an event constituting a “Qualifying Termination” (as defined in Section 9(d)) during the three-year period following the Change in Control, the following provisions shall apply to the Participant’s Awards upon such Qualifying Termination, unless otherwise provided by the Committee in the Award document (in language specifically negating the effect of this Section 9(a)):

(i)	In the case of an Award other than a Performance Award, all forfeiture conditions and other restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of the Participant’s Qualifying Termination without regard to vesting or other conditions, and any such Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable as of the time of the Participant’s Qualifying Termination, and all deferral of settlement and similar restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of such Qualifying Termination without regard to deferral conditions, subject to Section 11(k) (including any applicable six-month delay in distribution) and subject to applicable restrictions set forth in Section 11(a).

(ii)	In the case of a Performance Award, an amount equal to the pro rata portion of the Performance Award (or award opportunity relating thereto) for any performance measurement period that was in effect at the time of the Participant’s Qualifying Termination, calculated as to each such Performance Award assuming that any performance goal or measurement will have been achieved (for the entire performance period) at the target level, except that any portion of the Performance Award based on performance measured over a period that has been completed at or before the date of the Qualifying Termination shall be deemed earned based on actual performance for such period; provided, however, any additional forfeiture conditions in the nature of a “clawback” applicable to the Performance Award shall continue to apply to any payment under this Section 9(a)(ii), and shall be deemed the Participant’s covenants to be performed following the Qualifying Termination. For purposes of this Section 9(a)(ii), the pro rata portion shall be determined based on the proportion of the performance period elapsed from the beginning of such period until the date of the Qualifying Termination, and any service, vesting or other non-performance requirement relating to such Award, including a service period that would have extended after the performance period, will be deemed met. Any portion of a Performance Award in excess of the pro rata portion shall be cancelled, unless otherwise determined by th Committee. Any distribution hereunder shall be subject to Section 11(k) (including any applicable six-month delay in distribution) and subject to applicable restrictions set forth in Section 11(a).

(iii)	Awards subject to accelerated vesting and/or settlement under this Section 9(a) may be settled in cash, if and to the extent authorized by the Committee.

The Company and any successor that has assumed an Award in connection with a Change in Control must acknowledge and agree to be bound by the provisions hereof during the three-year period following the Change in Control in a legally binding agreement with the Participant.

(b)	Definition of “Change in Control.” “Change in Control” means the occurrence of any one of the following events after the Effective Date:

(i)	Any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the Company;

(ii)	The consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(iii)	The date the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;

(iv)	The date there shall have been a change in the composition of the Board of Directors of the Company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the Company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

(c)	Qualifying Termination. For purposes of this Section 9, a “Qualifying Termination” shall be deemed to have occurred under the following circumstances:

(i)	A Company-initiated termination for reason other than willful misconduct, activity deemed detrimental to the interests of the Company, or disability, provided that the Participant executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company.

(ii)	The Participant resigns with good cause, for which purpose “good cause” means (A) a substantial adverse alteration in the nature or status of the Participant’s responsibilities, (B) a reduction in the Participant’s base salary and/or levels of entitlement or participation under any incentive plan, award program or employee benefit program without the substitution or implementation of an alternative arrangement of substantially equal value, or, (C) the Company requiring the Participant to relocate to a work location more than 50 miles from his/her work location prior to the Change in Control.

A Participant’s death or voluntary resignation without good cause will not constitute a Qualifying Termination.

10.	Additional Award Forfeiture Provisions.

The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to receive a settlement or distribution with respect to the Award or to retain cash, Stock, other Awards, or other property acquired in connection with an Award, upon compliance by the Participant with specified conditions that protect the business interests of the Company and its subsidiaries and affiliates from harmful actions of the Participant, including conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Accordingly, an Award may include terms providing for a “clawback” or forfeiture from the Participant of the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award.

11.	General Provisions.

(a)	Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b)	Limits on Transferability; Beneficiaries.

(i)

No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that, during a Participant’s lifetime, Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more of the following: (A) The Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren parents, grandparents or siblings, (B) A trust for the benefit of one or more of the Participant or the persons referred to in clause (A), (C) A partnership, limited liability company or corporation in which the Participant or the Persons referred to in clause (A) are the only partners, members or shareholders, or (D) For charitable donations; and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent (x) such transfers are permitted by the Committee, (y) the Committee has determined that there will be no transfer of the Award to a third party for value, and (z) such transfers otherwise comply with such other terms and conditions as the Committee may impose thereon (which may include limitations the

Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission).

(ii)	If a Participant has died and then or thereafter a payment or benefit becomes distributable under an Award, such payment or benefit will be distributed to the Participant’s Beneficiary; provided, however, that a person or trust will be deemed a Beneficiary only if it is surviving on the date of death of the Participant and if the Participant has designated such person or trust as a Beneficiary in his or her most recent written and duly filed Beneficiary designation (i.e., any new Beneficiary designation under the Plan cancels a previously filed Beneficiary designation). If no Beneficiary is living at the time of Participant’s death, any subsequent payment or benefit will be distributable to the person or persons in the first of the following classes of successive preference:

(A) Widow or Widower, if then living

(B) Surviving children, equally

(C) Surviving parents, equally

(D) Surviving brothers and sisters, equally

(E) Executors or administrators;

and the term “Beneficiary” as used in the Plan shall include such person or persons. This provision applies to payments and benefits distributable upon vesting or after expiration of any mandatory or elective deferral period, and also to the right to exercise any option or SAR during any period in which the Award is outstanding and exercisable.

(iii)	A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)

Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate or, in the case of any outstanding Award, which is necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including the number of shares available under Section 4, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(l)). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. In furtherance of the foregoing, in the event of an “equity restructuring” as defined in FAS 123R which affects the Stock, a Participant shall have a legal right to an adjustment to the Participant’s Award which shall preserve without enlarging the value of the Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award agreement.

(d)	Tax Provisions.

(i)	Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.

(ii)	Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)	Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e)	Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company's stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval. The Committee is authorized to amend outstanding awards, except as limited by the Plan. The Board and Committee may not amend outstanding Awards (including by means of an amendment to the Plan) without the consent of an affected Participant if such an amendment would materially and adversely affect the rights of such Participant with respect to the outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant, and any discretion that is reserved by the Board or Committee with respect to an Award is unaffected by this provision). Without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

•	Lowering the exercise price of an option or SAR after it is granted;

•	Any other action that is treated as a repricing under generally accepted accounting principles;

•

Canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another option or SAR, restricted stock, other equity, cash or other property;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11(c). With regard to other terms of Awards, the authority of the Committee to waive or modify an Award term after the Award has been granted does not permit waiver or modification of a term that would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f)	Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10, although the Participant shall remain liable for any part of the Participant's payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g)	Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company's obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i)	Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)	Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b) and (c), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k)	Certain Limitations on Awards to Ensure Compliance with Section 409A.

(i)	409A Awards and Deferrals. Other provisions of the Plan notwithstanding, the terms of any 409A Award (which for this purpose means only such an Award held by an employee subject to United States federal income tax), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. The following rules will apply to 409A Awards:

(A)	If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Section 409A (including transition rules thereunder);

(B)

The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Section 409A) during 2007 in accordance with, and to the fullest extent permitted by, Proposed Treasury Regulation § 1.409A (including Preamble § XI.C) and IRS Notice 2005-1, and at any time in accordance with Section 409A and regulations thereunder. The Senior Vice

President—Human Resources of the Company is authorized to modify any such outstanding Awards to permit election of different deferral periods provided that any such modifications may not otherwise increase the benefits to Participants or the costs of such Awards to the Company;

(C)	The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A;

(D)	Any distribution of a 409A Award triggered by a Participant’s termination of employment and intended to qualify under Section 409A(a)(2)(A)(i) shall be made only at the time that the Participant has had a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) (or earlier at such time, after a termination of employment, that there occurs another event triggering a distribution under the Plan or the applicable Award agreement in compliance with Section 409A);

(E)	Any distribution of a 409A Award subject to Section 409A(a)(2)(A)(i) that would be made within six months following a separation from service of a “Specified Employee” (or “key employee”) as defined under Section 409A(a)(2)(B)(i) shall instead occur at the expiration of the six-month period under Section 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period;

(F)	In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 in the calendar year after the date at which the settlement of the Award is specified to occur;

(G)	If any portion of an Award that is scheduled to vest at a single specified date (a vesting “tranche”) is partly deemed a 409A Award and partly deemed exempt from Section 409A (as a short-term deferral or otherwise), the time of settlement of the entire tranche will be governed by the distribution rules applicable to the 409A Award; and

(H)	The rules applicable to 409A Awards under this Section 11(k)(i) constitute further restrictions on terms of Awards set forth elsewhere in this Plan. Thus, for example, a 409A Option/SAR shall be subject to restrictions, including restrictions on rights otherwise specified in Section 6(b) or 6(c), in order that such Award shall not result in constructive receipt of income before exercise or tax penalties under Section 409A.

(ii)	Rules Applicable to Non-409A Options/SARs. With respect to Non-409A Options/ SARs, in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation §1.414(c)-2.

(iii)	Distributions Upon Vesting. In the case of any Award providing for a distribution upon the lapse of a risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the risk of forfeiture lapsed.

(iv)	Scope and Application of this Provision. For purposes of this Section 11(k), references to a term or event (including any authority or right of the Company or a Participant) being

“permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

(l)	Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m)	Awards to Participants Outside the United States. Other provisions of the Plan to the contrary notwithstanding, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws and customary business practices in other countries in which the Company and its subsidiaries and affiliates operate or have employees, the Committee shall have the power and authority to (i) determine which Participants employed outside the United States or subject to non-United States tax laws are eligible to participate in the Plan, (ii) modify the terms and conditions of Awards granted to or held by such Participants, (iii) establish subplans, modify exercise procedures and other terms and procedures relating to Awards granted or held by such Participants to the extent such actions may be necessary or advisable, and (iv) take such other actions as the Committee may deem necessary or appropriate so that the value and other benefits of an Award to such a Participant, as affected by foreign tax laws and other applicable restrictions, shall be comparable to the value of such an Award to a Participant who is resident or employed in the United States. An Award may be modified under this Section 11(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n)	Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person's or Participant's employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option or SAR is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. Any Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any subsidiary or affiliate and shall not affect any benefits under any other benefit plan under which the availability or amount of benefits is related to the level of compensation (unless required by any such other plan or arrangement with specific reference to Awards under this Plan).

(o)

Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any terms of the Plan, Award, or agreement or other document relating thereto.

(p)	Plan Effective Date and Termination. The Plan will become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders, provided that the total vote cast on the proposal represents over fifty percent (50%) in interest of all securities entitled to vote on the proposal. The date of such stockholder approval will be the Effective Date. Upon such approval of the Plan by the stockholders of the Company, no further awards will be granted under the 2002 Stock Incentive Plan, but any outstanding awards under that plan will continue in accordance with their terms. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan will terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan (except that, for Awards under Section 7(b), such authority will terminate earlier at the date five years after the latest stockholder approval of the business criteria for such Awards under Section 7(b)(ii)), and the Plan will remain in effect until such time as the Company has no further rights or obligations with respect to outstanding Awards or otherwise under the Plan.

ANNEX C

Bristol-Myers Squibb Company

2007 SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN

1.	Purpose. The purpose of this 2007 Senior Executive Performance Incentive Plan (the “Plan”) is to aid Bristol-Myers Squibb Company, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding executive employees of the Company or its subsidiaries or affiliates by providing for awards that will serve as an incentive to annual performance by executive employees who contribute materially to the success of the Company and its subsidiaries and affiliates. The Plan authorizes annual incentive awards that are intended to qualify as “performance-based compensation” that is tax deductible without limitation under Section 162(m) of the Internal Revenue Code.

2.	Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Award” means the amount of a Participant’s Award Opportunity in respect of a given Performance Year determined by the Committee to have been earned and to be payable or potentially payable to the Participant, subject to any conditions as may be imposed by the Committee.

(b)	“Award Opportunity” means a specified percentage of the Award Pool that a Participant potentially may earn in a specified Performance Year, subject to such additional requirements as the Committee may impose. An Award Opportunity constitutes a conditional right to receive an Award.

(c)	“Award Pool” means a hypothetical cash amount equal to two percent of the Pretax Earnings for a specified Performance Year. Pretax Earnings for this purpose may not include Pretax Earnings from any period not included in the designated Performance Year and, if Performance Years overlap, the Committee must specify counting rules so that the aggregate of Award Pools for such Performance Years does not exceed the limit of two percent of the Pretax Earnings during the relevant periods.

(d)	“Beneficiary” means the person, persons, trust or trusts designated as being entitled to receive the benefits under a Participant’s Award Opportunity or Award upon and following a Participant’s death. Unless otherwise determined by the Committee, a Participant may designate a person, persons, trust or trusts as his or her Beneficiary, and in the absence of a designated Beneficiary the Participant’s Beneficiary shall be as specified in Section 8(a). Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(e)	“Board” means the Company’s Board of Directors.

(f)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder includes any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(g)

”Committee” means the Compensation and Management Development Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The Committee may specify that any of its actions shall be subject to the approval of the Board.

(h)	“Covered Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the other persons who will be named executive officers whose compensation potentially will be subject to the limitations on tax deductibility under Code Section 162(m) for that year (or a later year in which an Award may be settled). This designation generally is required at the time an Award Opportunity is granted.

(i)	“Pretax Earnings” means the Company’s earnings from continuing operations on a consolidated basis before deduction of income taxes as reported (or to be reported) in the Company’s financial statements, less pretax minority interest expenses, and excluding discontinued operations, extraordinary items and other non-recurring items, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the U.S. Securities and Exchange Commission.

(j)	“Participant” means a person who has been granted an Award Opportunity or Award under the Plan which remains outstanding.

(k)	“Performance Year” means the fiscal year or portion thereof specified by the Committee as the period over which Pretax Earnings are to be measured as a basis for determining the level of funding of the Award Pool.

(l)	“Retirement” means a Participant’s Termination of Employment with the Company or a subsidiary or affiliate in the following circumstances:

(i)	At or after the Participant’s 65th birthday; or

(ii)	At or after the Participant’s 55th birthday having completed 10 years of service with the Company and/or its subsidiaries and affiliates; or

(iii)	Such termination is by the Company or a subsidiary or affiliate not for cause and is not voluntary on the part of the Participant, at or after the Participant has attained age plus years of service (rounded up to the next higher whole number) which equals at least 70 and the Participant has completed 10 years of service with the Company and/or its subsidiaries and affiliates, and the Participant has executed a general release and has agreed to be subject to covenants relating to noncompetition, nonsolicitation and other commitments for the protection of the Company’s business as then may be required by the Committee.

(m)	“Termination of Employment” means the termination of a Participant’s employment with the Company or a subsidiary or affiliate for any reason, immediately after which the Participant is not employed by the Company or any subsidiary or affiliate.

3.	Administration.

(a)	Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the

Plan, to select eligible employees of the Company and its subsidiaries to become Participants; to grant Award Opportunities; to prescribe documents setting terms of Award Opportunities and Awards (such Award documents need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto (“Regulations”); to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, and other persons claiming rights from or through a Participant, and stockholders (except as may be otherwise determined by the Board). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(b)	Manner of Exercise of Committee Authority. The Committee may act through subcommittees, including for purposes of qualifying Award Opportunities and Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to any limitations under the Committee Charter, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to one or more officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not cause Award Opportunities and Awards intended to qualify as performance-based compensation under Code Section 162(m) to fail to so qualify, and (ii) will not result in a related-party transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act.

(c)	Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Eligibility and Per-Person Limits. Employees of the Company or any subsidiary or affiliate who are or may become executive officers of the Company may be selected by the Committee to participate in this Plan in a specified Performance Year. The maximum Award Opportunity of any individual Participant who is the Chief Executive Officer during any part of a Performance Year shall be 20% of the Award Pool for that Performance Year and for any other individual Participant shall be 15% of the Award Pool for that Performance Year, provided that the aggregate of all Award Opportunities under this Plan for that Performance Year may not exceed 100% of the Award Pool.

5.	Designation and Earning of Award Opportunities.

(a)	Designation of Award Opportunities. The Committee shall select employees to participate in the Plan and designate the Performance Year of such participation. The Committee shall designate, for each such Participant, the Award Opportunity such Participant may earn for such Performance Year and any conditions to the earning of such Award Opportunity or portions thereof (in addition to the requirement that Pretax Earnings be achieved in order to fund the Award Pool). Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of Common Stock or equity awards based on Common Stock or provide for payment of a cash-denominated Award Opportunity in the form of such shares or equity awards if and to the extent that the shares or equity awards are available under the 2007 Stock Award and Incentive Plan (or a successor thereto) and authorized for use hereunder in accordance with applicable requirements of such other plan. Except for shares drawn from such other plan, no shares of Common Stock are specifically reserved for issuance under this Plan.

(b)	Award Opportunities of Covered Employees. If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as performance-based compensation for purposes of Code Section 162(m), the Committee will specify the Performance Year and the Participant’s Award Opportunity by the date which is the earlier of (i) 90 days after the beginning of the applicable Performance Year or (ii) the time 25% of such Performance Year has elapsed. Any settlement or other event which would change the form of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as performance-based compensation for purposes of Code Section 162(m).

(c)	Additional Participants and Award Opportunity Designations During a Performance Year. At any time during a Performance Year, the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Year and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) for such Performance Year or a different Performance Year. In determining the amount of the Award Opportunity for such Participant under this Section 5(c), the Committee may take into account the portion of the Performance Year already elapsed, the performance achieved during such elapsed portion of the Performance Year, and such other considerations as the Committee may deem relevant.

(d)	Determination of Award. Within a reasonable time after the end of each Performance Year and financial results for the Performance Year have become available, the Committee will determine the extent to which the Award Pool is funded and Award Opportunities for the Performance Year have been earned, and the Award for each Participant for such Performance Year. The Committee may not adjust the amount of an Award under Section 5(b) upward so that the Award exceeds the level of earning of the related Award Opportunity actually achieved based on Pretax Earnings performance. Unless otherwise determined by the Committee, the Award shall be deemed earned and vested only at the time the Committee makes the determination pursuant to this Section 5(d) with respect to a Participant who remains employed by the Company or a subsidiary or affiliate at the time of the determination, and no Participant has a legal right to receive an Award until such determination has been made.

(e)

Written Determinations. Determinations by the Committee under this Section 5, including Award Opportunities, the level of Pretax Earnings for the Performance Year and the resulting funding of the Award Pool, and the amount of any Award earned shall be recorded in writing.

With regard to Awards intended to qualify under Section 162(m), the Committee will certify, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the Award (and any related Award Opportunity) has been earned and other material terms upon which earning of the Award was conditioned have been satisfied.

(f)	Other Terms of Award Opportunities and Awards. Subject to the terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, Termination of Employment or other event prior to the end of a Performance Year or settlement of an Award. With respect to Award Opportunities and Awards under Section 5(b), any payments resulting from a change in control or Termination of Employment need not qualify as performance-based compensation under Section 162(m) if authorizing such non-qualifying payments would not disqualify the Award Opportunity or Award from Section 162(m) qualification in cases in which no change in control or Termination of Employment in fact has occurred.

(g)	Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities in recognition of unusual or nonrecurring events, including acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would affect the definition of “Pretax Earnings” so as to increase the amount thereof; (ii) would cause an Award Opportunity or Award under Section 5(b) intended to qualify as performance-based compensation under Code Section 162(m) and regulations thereunder to fail to so qualify, or (iii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation § 1.162-27(e)(4)(vi), with respect to Award Opportunities under Section 5(b) intended to qualify as performance-based compensation under Code Section 162(m) and regulations thereunder.

6.	Settlement of Awards.

(a)	Current and Deferred Portions. The Committee may require or may permit a Participant to elect deferred payment of a percentage (not less than 25%) of an Award (the “Deferred Portion”). Any Award or portion of an Award which the Committee does not require and the Participant does not validly request to be deferred shall be paid in accordance with Section 6(b) (the “Current Portion”). Any Award which includes a Deferred Portion, and any rights of a Participant to elect deferral, shall be subject to the terms and conditions stated in Section 7(f) and in any Regulations. A Participant may elect deferral of settlement of an Award only by filing a valid deferral election, on such form as the Committee may require, with the Company not later than six months before the end of the Performance Year (in case of a full-fiscal year Performance Year) or at such other election date as the Committee may specify in accordance with Code Section 409A.

(b)

Settlement of Award. Any Current Portion of an Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section 5(d) hereof. The Current Portion of any Award shall be paid no later than March 15 of the year following the end of the Performance Year to which the Award relates, unless unforeseeable circumstances outside of the control of the Committee have rendered it unable to determine whether the performance objectives have been met (for example, due to a delay in completion of audited financial statements), in which case the Current Portion shall be paid no later than 30 days after the Committee is able to make such determination.

(c)	Tax Withholding. The Company and its subsidiaries and affiliates shall deduct from any payment in settlement of a Participant’s Award or from any other payment to the Participant, including wages, any Federal, state, or local withholding or other tax or charge which is then required to be deducted under applicable law with respect to the Award. If any Award is to be settled by delivery of Common Stock, the Company may at its election withhold shares to cover such withholding taxes. Participants may elect to have the deduction of taxes cover the amount of any applicable tax payable by the Participant in excess of the mandatory withholding tax, with such incremental tax determined on the basis of the highest marginal tax rate applicable to such Participant, except that if shares of Common Stock are to be withheld, such shares may be withheld only to the extent of the mandatory withholding taxes.

(d)	Non-Transferability. An Award Opportunity, any resulting Award, including any Deferred Portion, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate, except that a Participant may designate a Beneficiary pursuant to the provisions of Section 8.

7.	Deferral of Payments. Any Deferred Portion of an Award shall be subject to the following:

(a)	Notional Investment Funds. At such time as may be specified by the Committee, the Participant shall determine, subject to the approval of the Committee, the portion of his or her Deferred Portion that is to be valued by reference to the Performance Incentive Fixed Income Fund (the “Fixed Income Fund”), the portion that is to be valued by reference to the Performance Incentive Company Stock Fund (the “Stock Fund”) and the portion that shall be valued by reference to any other fund(s) (collectively, the “Funds”) which may be established by the Committee for this purpose. The Committee may from time to time determine whether the Fund(s) used to value the account of any Participant may be changed from the Fund(s) currently used to any other Fund established for use under this Plan, subject to Section 7(f).

(b)	Payments in Settlement of Deferred Portions. Unless otherwise determined by the Committee and subject to Section 7(f), payments of a Participant’s Deferred Portions shall be made as follows: Payment of the total amount of a Participant’s Deferred Portions shall be made to the Participant or, in case of the death of the Participant prior to the commencement of payments of Deferred Portions, to the Participant’s Beneficiary, in lump sum or in installments (as permitted by the Committee and elected by the Participant) commencing as soon as practical after the Participant shall cease, by reason of death or otherwise, to be an employee of the Company; provided that the only distribution dates that may be permitted hereunder will be dates complying with requirements under Code Section 409A, which among other things may require a six-month delay in a distribution to a “key employee” following separation from service (in accordance with Section 7(f)(iii) and (iv)). In case of the death of any Participant after the commencement of installment payments, the then remaining unpaid balance of Deferred Portions shall continue to be paid in installments, at such times and in such manner as if such Participant were living, to the Beneficiary(ies) of the Participant.

(c)	Conduct of Participant Following Termination of Employment. If, following the date on which a Participant shall cease to be an employee of the Company, the Participant shall at any time either disclose to unauthorized persons confidential information relative to the business of the Company or otherwise act or conduct themselves in a manner which the Committee shall determine is inimical or contrary to the best interest of the Company, the Company’s obligation to make any further payment on account of the Participant’s Deferred Portions that resulted from mandatory deferrals shall forthwith terminate. The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company’s obligation in accordance with the provisions of this Section 7 shall be conclusive.

(d)	Fund Composition and Valuation. Deferred Portions of Awards under the Plan shall be valued and maintained as follows:

(i)	In accordance with the provisions, and subject to the conditions, of the Plan and the Regulations, the Deferred Portion as established by the Committee shall be valued in reference to the Participants’ account(s) in the Fixed Income Fund, in the Company Stock Fund, and in any other Fund(s) established under this Plan. Account balances shall be maintained as dollar values, units or share equivalents as appropriate based upon the nature of the Fund. Unless otherwise determined by the Committee, for unit or share-based Funds, the number of units or shares credited shall be based upon the established unit or share value as of the last day of the quarter preceding the crediting of the Deferred Portion.

(ii)	Investment income credited to Participants’ accounts under the Fixed Income Fund shall be determined by the Committee based upon the prevailing rates of return experienced by the Company. The Company shall advise Participants of the current valuations of the Fixed Income Fund as appropriate to facilitate deferral decisions, investment choices and to communicate payout levels. The Company Stock Fund shall consist of units each valued as one share of Common Stock of the Company (par value $.10).

(iii)	Nothing contained in the Fund definitions in Sections 7(d)(i) and (ii) shall require the Company to segregate or earmark any cash, shares, or other property to determine Fund values, maintain Participant account levels or for any other purpose.

(iv)	The establishment of the Fixed Income Fund and the Stock Fund as detailed in Sections 7(d)(i) and (ii) shall not preclude the right of the Committee to direct the establishment of additional investment Funds or to discontinue those Funds. In establishing such Funds, the Committee shall determine the criteria to be used for determining the value of such Funds.

(e)	Accelerated Distributions upon an Unforeseeable Emergency. The Committee may, at its sole discretion, allow for the early payment of a Participant’s Deferred Portion(s) in the event of an “unforeseeable emergency.” An “unforeseeable emergency” is defined as an unanticipated emergency caused by an event beyond the control of the Participant that would result in severe financial hardship if the distribution were not permitted. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship. Any distributions under this provision shall be made, upon application of the Participant, only if the unforeseeable emergency meets the definition of such term under Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), with any such distribution to be made only in accordance with Section 409A(a)(2)(B)(ii).

(f)	Certain Provisions to Ensure Compliance with Section 409A. Other provisions of the Plan notwithstanding, the terms of any Deferred Portion (which term includes earnings thereon), including any authority of the Company and rights of the Participant with respect to the Deferred Portion, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. In addition, other provisions of the Plan notwithstanding, the following rules will apply:

(i)	Elections to defer any portion of an Award will be permitted only at times in compliance with Section 409A;

(ii)	The Company shall have authority to accelerate distributions relating to a Deferred Portion to the full extent but only to the extent of the authority permitted under Section 409A;

(iii)	Any distribution of a Deferred Portion triggered by a Participant’s Termination of Employment and intended to qualify under Section 409A(a)(2)(A)(i) shall be made only at the time that the Participant has had a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) (or earlier at such time, after a Termination of Employment, that there occurs another event triggering a distribution hereunder in compliance with Section 409A);

(iv)	Any distribution of a Deferred Portion subject to Section 409A(a)(2)(A)(i) that would be made within six months following a separation from service of a “Specified Employee” (or “key employee”) as defined under Section 409A(a)(2)(B)(i) shall instead occur at the expiration of the six-month period under Section 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period; and

(v)	The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to a Deferred Portion to the fullest extent permitted under Section 409A and guidance thereunder.

For purposes of this provision, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the Deferred Portion prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

(g)	Distributions Upon Vesting. In the case of any Award or portion thereof providing for a distribution upon the lapse of a risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan, Regulations or any other governing document, the distribution shall be made not later than March 15 of the year following the year in which the risk of forfeiture lapsed.

8.	Designation of and Payments to Beneficiaries.

(a)

Distributions in the Event of Death. If a Participant has died and then or thereafter a Current or Deferred Portion becomes distributable to the Participant, such payment will be distributed to the Participant’s Beneficiary; provided, however, that a person or trust will be deemed a Beneficiary only if he or it is surviving on the date of death of the Participant and if the Participant has designated such person or trust as a Beneficiary in his or her most recent written and duly filed Beneficiary designation (i.e., any new Beneficiary designation under the Plan cancels a previously filed Beneficiary designation). If no Beneficiary is living at the time of Participant’s death, any subsequent payment will be distributable to the person or persons in the first of the following classes of successive preference:

(i)	Widow or Widower, if then living;

(ii)	Surviving children, equally;

(iii)	Surviving parents, equally;

(iv)	Surviving brothers and sisters, equally; and

(v)	Executors or administrators;

and the term “Beneficiary” as used in the Plan shall include such person or persons. Any Deferred Portion will become payable to the Beneficiary(ies) 30 days after the death of a Participant, subject to the Company’s receipt of such documentation as the Committee may reasonably require.

(b)	Terms and Conditions Applicable to a Beneficiary. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

9.	Additional Forfeiture Provisions Applicable to Awards. Awards shall be subject to the Company’s policy providing that the Company will, to the extent permitted by governing law, require reimbursement of any bonus paid to executive officers and certain other officers where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) in the Board’s view the Participant engaged in misconduct that caused or partially caused the need for the restatement, and (iii) a lower payment would have been made to the Participant based upon the restated financial results. In each such instance, the Company will seek to recover the Participant’s entire Award for the relevant period, plus a reasonable rate of interest. Any successor or additional policy in effect at the date an Award is determined shall apply to such Award.

10.	General Provisions.

(a)	Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan, and such action shall not be subject to the approval of the Company’s stockholders or Participants; provided, however, that any amendment to the Plan beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors; provided further, that any amendment to the Plan shall be subject to stockholder approval if and to the extent required so that Award Opportunities and Awards under Section 5(b) can continue to qualify under Code Section 162(m), and provided further, that no such action shall impair the rights of a Participant with respect to an Award as to which the Committee no longer retains a right to exercise negative discretion to eliminate the payment in settlement of the Award.

(b)	Participant Acceptance of Plan and Award Terms. By accepting any Award or other benefit under the Plan, a Participant and each person claiming under or through him or her shall be conclusively deemed to have accepted, ratified and consented to any action taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board, and to have agreed to all terms and conditions under the Plan and otherwise specified in connection with such Award.

(c)	Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of payment in settlement of Awards to Covered Employees.

(d)	Unfunded Status of Participant Rights. Award Opportunities, Awards, accounts, deferred amounts, and related rights of a Participant under the Plan represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured general creditor of the Company.

(e)	Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant or non-participating employee, including authorization of annual incentives under other plans and arrangements.

(f)	No Right to Continued Employment. Neither the Plan, its adoption, its operation, nor any action taken under the plan shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right and power of the Company or any of its subsidiaries or affiliates to dismiss or discharge any employee or take any action that has the effect of terminating any employee’s employment at any time.

(g)	Severability. The invalidity of any provision of the Plan or a document hereunder shall not be deemed to render the remainder of this Plan or such document invalid.

(h)	Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a Plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the persons who were Participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(h) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

(i)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

(j)	Effective Date of Plan; Stockholder Approval; Termination of Plan. This Plan shall be effective January 1, 2008, providing that it has previously been approved by vote of a majority of stockholders present in person or represented by proxy and entitled to vote on the matter at the Company’s 2007 Annual Meeting of Stockholders. The Plan will terminate at such time as may be determined by the Board of Directors.

DIRECTIONS TO THE HOTEL DUPONT

By Car:

From Baltimore or Downstate Delaware:

1.	Take I-95 North to Wilmington Exit 7 marked “Route 52, Delaware Avenue”.

2.	From right lane, take Exit 7 onto Adams Street.

3.	At the third traffic light on Adams Street, turn right onto 11th Street.

4.	At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

5.	Follow 11th Street through six traffic lights. Hotel duPont is on the right.

From New Jersey:

(New Jersey Turnpike)

1.	Take the New Jersey Turnpike South to Delaware Memorial Bridge.

2.	After crossing the Delaware Memorial Bridge, follow signs to I-95 North.

3.	From I-95 North, follow steps 1-5 outlined in directions “From Baltimore or Downstate Delaware”.

From Philadelphia:

(I-95 South):

1.	Take I-95 South through Chester to Wilmington.

2.	Follow I-95 South to Exit 7A marked “52 South, Delaware Avenue”.

3.	Follow 11th Street in the middle lane through six traffic lights. Hotel duPont is on the right.

By Train:

Amtrak train service is available into Wilmington, Delaware Station. The Hotel duPont is located approximately twelve blocks from the train station.

Parking:

Limited free parking for stockholders attending the 2007 Annual Meeting is available at the HOTEL CAR PARK, located on Orange Street between 11th and 12th Streets, approximately one block from the hotel.

Valet parking at the Hotel duPont is available at your own expense.

YOUR        VOTE        IS        IMPORTANT

PLEASE        VOTE        YOUR        PROXY

VOTE BY INTERNET - www.proxyvote.com
PO BOX 4000 PRINCETON, NJ 08540	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	BMSQB1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

BRISTOL-MYERS SQUIBB COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR UNDER ITEM 1.		For	Against	Abstain

1. Election of Directors

1A)	L. B. Campbell	☐	☐	☐

1B)	J. M. Cornelius	☐	☐	☐

1C)	L. J. Freeh	☐	☐	☐

1D)	L. H. Glimcher, M. D.	☐	☐	☐

1E)	M. Grobstein	☐	☐	☐

1F)	L. Johansson	☐	☐	☐

1G)	J. D. Robinson III	☐	☐	☐

1H)	V. L. Sato, Ph.D.	☐	☐	☐

1I)	R. S. Williams, M.D.	☐	☐	☐

Please check the box to the right if you have included a Change of Address and/or Comments on the reverse side of this card.				☐
		Yes	No
I plan to attend the Annual Meeting.		☐	☐

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

02 0000000000 214718912027

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 2, 3 AND 4.		For	Against	Abstain

2.	Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

3.	2007 Stock Award and Incentive Plan	☐	☐	☐

4.	Senior Executive Performance Incentive Plan	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 5, 6 AND 7.		For	Against	Abstain

5.	Executive Compensation Disclosure	☐	☐	☐

6.	Recoupment	☐	☐	☐

7.	Cumulative Voting	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2007 Annual Meeting of Stockholders

Tuesday, May 1, 2007

10:00 A.M.

Hotel duPont

11th & Market Streets

Wilmington, DE 19801

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the meeting.

This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

The Hotel duPont is located at 11th and Market Streets in downtown Wilmington, Delaware.

Directions to the hotel can be obtained by calling the hotel at (302) 594-3100 or via the Internet by accessing the hotel’s website at http://www.dupont.com/hotel/about_directions.htm

Limited free parking for stockholders attending the 2007 Annual Meeting is available at the HOTEL CAR

PARK, located on Orange Street between 11th and 12th Streets approximately one block from the hotel.

SHOW YOUR ADMISSION TICKET TO THE PARKING ATTENDANT TO RECEIVE FREE PARKING

Valet parking at the Hotel duPont is available at your own expense.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 1, 2007

The undersigned hereby appoints Andrew R. J. Bonfield, James M. Cornelius, and Sandra Leung, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on May 1, 2007 at 10:00 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or is received after April 20, 2007, the Trustee will vote the shares in the same proportion as the shares as to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2, 3 and 4 and AGAINST items 5, 6 and 7. The full text of the items and the position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)